EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
(Rockwell Granite Company and Related Quarry Properties)

    ASSET PURCHASE AGREEMENT made and executed this 15th day of February, 2005, by and among CAROLINA QUARRIES, INC., a Delaware corporation, with a principal office located at 772 Graniteville Road, Graniteville, Vermont (hereinafter referred to as the "Buyer"); ROCKWELL GRANITE COMPANY, a Georgia corporation with a principal place of business at 3045 Business Park Drive, Norcross, Georgia (hereinafter referred to as the "Seller"); and GRANITE QUARRIES USA, INC., a Georgia corporation with a principal place of business at 3045 Business Park Drive, Norcross, Georgia (hereinafter referred to as the "Shareholder").

RECITALS:

     The Shareholder owns all of the issued and outstanding shares of capital stock of the Seller. The Buyer desires to purchase and assume, and the Seller desires to sell and assign, certain operating assets pertaining to the quarrying business owned by the Seller at the premises located in Rowan County, North Carolina and hereinafter sometimes referred to as the Rockwell Quarry. Buyer also desires to purchase the Rockwell Quarry from the Seller.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     As used in this agreement, the following terms shall have the following meanings:

              (a)  The term "Affiliate" or "affiliate" means, with respect to a given person, a person who controls, is controlled by or is under common control with, such person.

              (b)  The term "Affiliated Group" has the meaning described in Section 1504 of the Code, without regard to the exceptions contained in subsection (b) thereof.

             (c) The term "Buyer Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, results of operations, business, properties, assets, liabilities or prospects of Buyer, Rock of Ages Corporation, a Delaware corporation and Parent of Buyer ("Parent"), or any of Buyer's or Parent's respective Subsidiaries, taken as a whole (hereinafter referred to as the "Buyer Group").

              (d)     The term "Code" means the Internal Revenue Code of 1986, as amended.

              (e)     The term "Competing Transaction" shall mean any of the following involving the Seller (other than the transactions contemplated by this agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of five percent (5%) or more of the assets of Seller in a single transaction or a series of related transactions; or (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Seller or the filing of a registration statement under the Securities Act in connection therewith.

               (f)     The term "Environmental Law" means any applicable federal, state or local statutory or common law, and any applicable regulation, code, plan, order, decree, judgment, permit, license, grant, franchise, concession, restriction, agreement, requirement and injunction issued, entered, promulgated, or approved thereunder, relating to the environment, or human health or safety relating to occupational or environmental matters, including, without limitation, any law relating to emissions, discharges, releases or threatened releases of hazardous materials or substances in the environment (including, without limitation, air, surface water, groundwater and land), relating to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of Hazardous Materials or substances.

               (g)     The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (h)     The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (i)      The term "Expenses" means all reasonable out-of-pocket expenses (including without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated by this agreement.

               (j)      The term "DGCL" means the Delaware General Corporation Law, as amended.

               (k)     The term "Governmental Entity" means any federal, state, local or foreign government or any agency thereof.

               (l)      The term "Hazardous Materials" means pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, without limitation, asbestos, petroleum and its derivatives and by-products, and any other hydrocarbons, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar Law as of the Closing Date.

               (m)     The term "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (n)      The term "knowledge" means the actual knowledge of a person, or of its current officers and directors in the case of a corporate person, after reasonable investigation. For purposes of establishing the knowledge of a corporate person, "reasonable investigation" means the inquiry has been made of those persons employed or retained by the corporate person or its Subsidiaries who are likely to know facts of the subject matter being investigated and all files or documents in the possession of all such persons which relate to the subject matter being investigated have been reviewed. The parties hereby acknowledge, that in any event, "reasonable investigation" shall not require the party representing such fact or statement to make inquiry of customers or agents of such corporate person.

                (o)    The term "Law" means any foreign, federal, state or local law, statute, rule, ordinance, bylaw or regulation (including codes, plans, judgments, injunctions, administrative interpretations, orders or changes thereunder), including Environmental Law.

                (p)    The term "Lien" means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not file, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                (q)    The term "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

                (r)     The term "Securities Act" means the Securities Act of 1933, as amended.

                (s)     The term "Seller Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, results of operations, businesses, properties, assets, liabilities or prospects of the Seller.

                (t)     The term "Subsidiary" (or its plural) as used in this agreement with respect to Seller, Buyer or any other person, shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which Seller, Buyer or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                (u)    The term "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together within any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the party in question or any Subsidiary thereof.

                 (v)    The term "Parent" shall mean Rock of Ages Corporation, a Delaware corporation and the parent corporation of Buyer.

ARTICLE II
PURCHASE AND SALE OF ASSETS AND
ASSUMPTION OF LIABILITIES

      2.1     Purchase of Assets.

               (a) Assets. Subject to the terms and conditions of this agreement, the Seller agrees to sell, assign, transfer, convey, and deliver to the Buyer on the Closing Date (as hereinafter defined), and the Buyer agrees to purchase from the Seller on the Closing Date, the assets and properties of the Seller, including without limitation any and all right, title and interest in and to the names, "Rockwell Granite Company", "Rockwell White" and "Rockwell Pink", and any and all leasehold improvements and other interests in real estate related in any way to the Rockwell Quarry, wherever the same may be located, and all goodwill associated therewith (collectively referred to as the "Assets") including with limitation the Assets listed on Exhibit 2.1; provided that the Assets will not include cash and cash equivalents, accounts receivable, inventory sold prior to the Closing, or the equipment and personal property identified as "Excluded Assets" on Exhibit 2.1 (collectively referred to as the "Excluded Assets").

              (b) Rockwell Quarry. Subject to the terms and conditions of this agreement, the Seller agrees to sell, assign, transfer, convey, and deliver to the Buyer on the Closing Date, and the Buyer agrees to purchase from the Seller on the Closing Date, the real property and quarry or quarries situated thereon designated for the purposes hereof as the "Rockwell Quarry" and more specifically described in Exhibit 2.1(b), all licenses, permits, easements and rights of way appurtenant thereto and all buildings and improvements or fixtures situated thereon, and all goodwill associated therewith, all of which for the purposes hereof are considered part of the Rockwell Quarry.

       2.2   Liabilities and Obligations. In conjunction with the purchase of assets contemplated by Section 2.1 hereof, Buyer does hereby agree to assume and pay those liabilities and obligations of Seller on Exhibit 2.2 attached hereto, including the following categories:

               (a)  The obligations of Seller pursuant to the real and personal property leases listed on Exhibit 2.2;

               (b)  Permitted Encumbrances pertaining to the Rockwell Quarry, as defined and as provided in Section 4.3 (g) hereof.

Buyer shall not assume any liabilities, obligations or undertakings of Seller, or the Shareholder, of any kind or nature whatsoever, whether fixed or contingent, known or unknown to Seller, or the Shareholder, determined or determinable, except as expressly identified on Exhibit 2.2 (said liabilities identified on Exhibit 2.2 being collectively referred to as the "Assumed Liabilities"). Seller and Shareholder, jointly and severally, hereby agree to indemnify and hold Buyer harmless from and against all costs, claims, actions, debts, liabilities, obligations and undertakings of Seller and Shareholder, excepting only the Assumed Liabilities, if any.

        2.3  Bulk Sales. Buyer and Seller each hereby waive compliance by the other with any applicable provisions of the bulk sales laws of the State of North Carolina or any other applicable jurisdiction, and Seller and Shareholder hereby agree to indemnify and hold Buyer harmless from any loss, cost or damage, including without limitation reasonable attorneys fees and payments to any of Seller's creditors, incurred by Buyer because of Seller's or Buyer's noncompliance with said bulk sales laws.

        2.4  Closing.  The closing of the purchase and sale hereunder (the "Closing") shall take place at the offices of Morris, Manning & Martin, 201 South College Street, Suite 2300, Charlotte, North Carolina, at 10:00 A.M. local time, on January 31, 2005, or at such other time, date and/or place as the parties may agree. The date and time at which the Closing actually occurs is referred to as the "Closing Date".

        2.5  Determination of and Allocation of the Purchase Price.

               (a)  The purchase price for the Assets (the "Purchase Price") shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Cash Purchase Price"), plus the amount of any Assumed Liabilities scheduled on Exhibit 2.2 which are to be paid by Buyer, if any.

               (b)  The parties agree to report the transactions contemplated by this agreement and to allocate the Purchase Price, for tax and accounting purposes in accordance with the allocations set forth on Exhibit 2.5(a), pursuant to Section 1060 of the Code, as amended, and the permanent and temporary Treasury Regulations thereunder.

         2.6  Payment of Purchase Price and Delivery of Title to the Assets. Upon the terms and subject to the conditions of this agreement, at the Closing:

                (a)  Buyer shall deliver to Seller on the Closing Date by Buyer's certified check, its counsel's trust account check, or by wire transfer pursuant to specific wire transfer instructions provided to Buyer at least five (5) days prior to the Closing Date, the amount of the Cash Purchase Price pursuant to Section 2.5, and shall pay or assume or otherwise satisfy the Assumed Liabilities (if any) pursuant to Section 2.5, by check or other mutually acceptable means on the Closing Date, subject to any withholdings or reserves from the Purchase Price as provided for in this agreement and any Exhibits hereto.

                (b)  The Seller shall deliver to Buyer (i) bills of sale and assignment with warranties of title sufficient to satisfy title insurance requirements, limited or special warranty deeds and all other instruments necessary to transfer title to the Assets, the Rockwell Quarry and Assumed Liabilities, free and clear of all liens, claims, pledges, encumbrances, charges, options, proxies or restrictions of any kind or nature, except for Permitted Encumbrances (as hereinafter defined); (ii)the agreements listed in Article III, and (iii) funds for the payment of all sales, transfer, and similar taxes, if any, in respect to the sale, transfer and assignment of the Assets and Assumed Liabilities pursuant to this agreement, including without limitation, any transfer or gains taxes, to the extent Buyer has any liability for the collection thereof, to which the transactions contemplated hereby may be subject under the laws of North Carolina, Georgia or any other jurisdiction.

                (c)  The parties shall provide satisfactory mechanism for the payment of liabilities which are not being assumed by Buyer (the "Excluded Liabilities"), including but not limited to the Excluded Liabilities identified on Exhibit 2.6(c).

ARTICLE III

FURTHER AGREEMENTS

       3.1  Shareholder shall execute a Noncompetition Agreement in the form attached asExhibit 3.1pursuant to which Shareholder shall agree not to engage in quarrying light gray or white granite within a one hundred (200) mile radius of the Rockwell Quarry for a period of five (5) years from the Closing Date.

        3.2 Seller shall execute a Noncompetition Agreement in the form attached as Exhibit 3.1pursuant to which Seller shall agree not to engage in quarrying light gray or white granite in North America within a two hundred (200) mile radius of the Rockwell Quarry for a period of five (5) years from the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

           4.1  General Statement.  The parties make the representations and warranties set forth in this Article IV. The survival of all such representations and warranties shall be in accordance with Section 9.1 hereof. All representations and warranties of the parties are made subject to the exceptions, if any, which are noted in the respective Exhibits and Schedules delivered by the parties to each other and accepted by the receiving party concurrently herewith or in accordance with Section 9.12.

           4.2  Representations and Warranties of the Buyer. Buyer makes the following representations and warranties to the Seller and Shareholder, in each case with the intention that they may rely upon the same, and covenants that the same are true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Date, subject to changes therein occurring because of Buyer's conduct of its business in the ordinary course.

                  (a)  Organization and Qualification. Buyer is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware; has all requisite corporate power and authority to own and lease its properties and to carry on the business in which it is presently engaged; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified will not have, individually or in the aggregate with any other failure to be so qualified, a Buyer Material Adverse Effect.

                  (b)  Authority.  Buyer has the requisite corporate power and authority to execute and deliver this agreement and the related agreements referred to herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or will have been by the Closing Date) duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this agreement or to consummate the transactions contemplated hereby (which Buyer shall cause to be obtained prior to Closing). This agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, and to general equitable principles.

                   (c)  No Conflict and Consents. The execution and delivery of this agreement by Buyer does not, and the performance of this agreement by Buyer will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Buyer;
(ii) conflict with or violate any Laws applicable to Buyer or any of Buyer's Subsidiaries or by which any of their respective properties is bound or affected; or (iii) except for the consent of Buyer's lenders required under the applicable credit facility, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of Buyer's Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which Buyer or any of Buyer's Subsidiaries is a party or by which Buyer or any of Buyer's Subsidiaries or any of their respective properties is bound or affected, except for any such conflict or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a Buyer Material Adverse Effect.

                   (d)  Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of Buyer.

                   (e)  Sole Representations and Warranties.  The representations and warranties contained in this Section 4.2 and in the Schedules and Exhibits attached hereto and in any closing certificate delivered in connection herewith, are the only representations and warranties made by Buyer in connection with the transactions contemplated by this agreement.

     4.3   Representations and Warranties of Seller and Shareholder. Seller and Shareholder, jointly and severally, make the following representations and warranties to Parent and Buyer, in each case with the intention that they may rely upon the same, and covenant that the same are true and correct and shall be true and correct at the Closing Date, subject to changes therein occurring because of Seller's conduct of Seller's Business (as hereinafter defined) in the ordinary course:

             (a)  Organization and Qualification. Seller is a corporation duly incorporated, validly existing under the laws of the state of its incorporation, has all requisite corporate power and authority to own and lease its properties and to carry on the business in which it is presently engaged (hereinafter the business of Seller is sometimes referred to as the "Seller's Business"), and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified will not have, individually or in the aggregate with any other failure to be so qualified, a Seller Material Adverse Effect. The copies of the Articles of Incorporation and By-Laws, as amended to date, of Seller which have been delivered by Seller to Buyer, are complete and correct. Seller does not have any Subsidiaries or, if it does, all such Subsidiaries, their states of incorporation, and their relationship to Seller, are listed on Exhibit 4.3(a). To the best of Seller's and Shareholder's knowledge, after due inquiry, all Subsidiaries of Seller are registered to do business in each state where the nature of their business activities or the location of their assets or employees makes such registration necessary.

               (b)  Authority.  Seller has the requisite corporate power and authority to execute and deliver this agreement and the related agreements referred to herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the Shareholder has the requisite power and authority to do so. The execution and delivery of this agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller is necessary to authorize this agreement or to consummate the transactions contemplated hereby. This agreement has been duly executed and delivered by Seller and Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of them respectively, subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, and to general equitable principles.

               (c)  No Conflict and Consents. Except for such consents to assignment as are necessary for the assignment of certain agreements, the execution and delivery of this agreement by Seller or Shareholder does not, and the performance of this agreement by Seller will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Seller; (ii) conflict with or violate any Laws applicable to Seller, any of Seller's Subsidiaries or Shareholder or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller, any of Seller's Subsidiaries or upon the Rockwell Quarry, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which Seller, any of Seller's Subsidiaries or Shareholder, or any trust of which Shareholder is a beneficiary or trustee, is a party or by which Seller, any of Seller's Subsidiaries or Shareholder or any of their respective properties is bound or affected, except for any such conflict or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a Seller Material Adverse Effect.

               (d)  Insurance.  Seller has maintained and will continue to maintain until the Closing Date the property, casualty, liability, extended coverage and other insurance described in Exhibit 4.3(d) attached hereto, including insurance on the Seller's Assets, including, without limitation, tangible personal property, buildings, fixtures, structures and leasehold improvements located in the Rockwell Quarry, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of One Hundred Percent (100%) of the replacement value thereof, subject to current deductibles; all such insurance is in full force and effect on the date of this agreement, is carried in reputable companies authorized to do business in the states where such property is located and is in amounts and with coverages normally and customarily carried by similar businesses doing business in the areas where Seller does business.

                 (e)  Financial Statements. Seller and Shareholder have furnished to Buyer true and complete balance sheets of Seller for the 2003 fiscal year and the related income statements, attached hereto Exhibit 4.3(e) (the "Financial Statements"). The balance sheet dated as of Seller's most recent fiscal year end (the "Balance Sheet Date") makes full and adequate provision for all direct and indirect material obligations and liabilities (fixed or contingent) as of such Balance Sheet Date and Seller has no direct or indirect material obligations or liabilities (fixed or contingent) not reflected or reserved against on such balance sheet. Seller's Financial Statements, taken as a whole, fairly and accurately present the financial position and results of operations of Seller, in all material respects, as of the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. Seller and Shareholder have also furnished to Buyer a true and complete balance sheet of Seller for the interim period ending October 31, 2004, and the related income statements for the period then ended ("Seller's Interim Financial Statements") which are attached hereto as Exhibit 4.3(e). Seller's Interim Financial Statements are materially complete and correct, taken as a whole, fairly and accurately present the financial position and results of operations of Seller in all material respects as of and for the period indicated and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; provided, that, the Interim Financials do not reflect adjustments for year-end matters, such as (by way of example) accrued depreciation and other matters affecting GAAP. Except as disclosed herein or in Seller's Interim Financial Statements, there have been no material changes (other than changes in the ordinary course of business) in Seller's obligations and liabilities since the date of Seller's most recent fiscal year end.

                   (f)  Tax Matters. With respect to Taxes:

                        (i)   Seller has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws and all such Returns are true, correct and complete in all material respects;

                        (ii)   Seller has, within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law) pay all Taxes that are due and payable by Seller;

                        (iii)  Seller has established (and until the Closing Date will establish) on its books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes not yet due and payable;

                        (iv)  There are no liens for Taxes upon the Assets, except liens for Taxes not yet due;

                        (v)   Except as set forth in Exhibit 4.3(f)(v) (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Seller or such returns have been examined by the Internal Revenue Service for all periods through December 31, 1999; (ii) the statute of limitations for the assessment of state, local and foreign income taxes has expired for all applicable Returns of Seller or such Returns have been examined by the appropriate tax authorities for all periods through December 31, 1999; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against Seller which has not been resolved and paid in full;

                        (vi)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Seller;

                        (vii)  Except as set forth in Exhibit 4.3(f)(vii) (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Returns of Seller;

                        (viii) Seller is not a party to any tax-sharing or allocation agreement, nor does Seller owe any amount under any such agreement;

                         (ix)  Seller will not be liable for any Taxes under Section 4972 of the Code for contributions made to any Plans (as defined in Section 5.3(n));

                         (x)  Seller has complied (and until the Closing Date will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws; and

                        (xi)  Seller has never been (nor has it any liability for unpaid Taxes because it once was) a member of an Affiliated Group.

                (g)   Title to Assets, Absence of Liens and Encumbrances. Seller has good, marketable and insurable title to its Assets and to the Rockwell Quarry, and except as set forth in Exhibit 4.3(g)(i), such title is free and clear of all Liens, claims and encumbrances and rights of other parties relating to Seller's Assets or Business, or the Rockwell Quarry. The matters set forth on Exhibit 4.3(g)(i) attached hereto which affect Seller's title to its Assets and title to the Rockwell Quarry and agreed to be accepted by Buyer are herein sometimes referred to as the "Permitted Encumbrances." Exhibit 4.3(g)(ii) sets forth an accurate and complete description of all of Seller's real estate and interests pertaining to Seller's Business and the Rockwell Quarry, including leasehold interests. The areas being quarried on the Rockwell Quarry are entirely within the bounds of the real estate comprising the Rockwell Quarry. Seller owns or leases all assets and property required to operate its Business in the ordinary course and to the extent any thereof are leased. Seller has delivered to Buyer a copy of such lease or leases, and none of such leases will be breached or violated by the transactions contemplated by this agreement and all of such leases can be assigned to Buyer at the Closing, provided any requisite approvals are secured from the lessors thereunder, which Seller shall, with Buyer's reasonable cooperation, make all reasonable efforts to secure. Except as set forth on Exhibit 4.3(g)(iii), no director, officer, shareholder, or employee of Seller, or any relative of any of them, owns or has owned, directly or indirectly, in whole or in part, or leases or has leased, to Seller any asset which Seller uses or has used or the use of which is necessary for Seller's Business or the operation of the Rockwell Quarry. Except as disclosed on Exhibit 2.1, the Assets are in good condition and repair and will be in good condition and repair on the Closing Date, reasonable wear and tear excepted.

                  (h)  Litigation. Except as set forth on Exhibit 4.3(h), neither the Seller, nor the Shareholder has been notified of, and none of them is a party to, any actions, suits, proceedings or investigations (including any environmental, building or safety investigation) pertaining to them or their assets or businesses; nor do Seller or the Shareholder have any knowledge of, nor reasonable grounds to have knowledge of, any claim or state of facts which may lead to, or constitute a threat of, any investigation, claim, proceeding, or litigation, relating to Seller, Shareholder or their respective assets or businesses. There are no orders, judgments or decrees of any court or governmental agency relating to Seller or Shareholder which would prevent, impede or make illegal the consummation of the transactions contemplated herein or which would have a material adverse effect on Seller, Shareholder or their respective assets or businesses.

                   (i)  Labor and Employment Controversies. Except as set forth in Exhibit 4.3(i), Seller is not party to any collective bargaining agreements, labor agreement, affirmative action program or other agreement or program affecting its employees or its Business. There are no material controversies between Seller and any of its employees, no unresolved labor practice proceedings or disputes or discrimination or other employment-related complaints, and no labor or employment arbitration proceedings pending or threatened relating to Seller and there are no organizational efforts presently being made or to the best of Seller's or Shareholder's actual knowledge, after due inquiry, threatened, involving any of Seller's employees involved in the Seller's Business. Seller, and to the best of Seller's or Shareholder's actual knowledge, after due inquiry, all of Seller's employees, have complied with all Laws, orders and regulations relating to the employment of labor including, without limitation, ERISA and all laws governing wages, hours, collective bargaining, the payment of social security, unemployment, withholding and similar taxes, equal employment opportunity, employment discrimination, disability, family leave, workplace health and safety, workers' compensation, and immigration and naturalization (collectively, "Employment Obligations"), and are not subject to any pending or threatened governmental or private claims, proceedings, investigations, lawsuits or other actions alleging violation of or failure to comply with any Laws; nor is Seller liable for any arrears of wages, or any taxes or penalties for failure to comply with any Laws or any judgments, orders, damage awards or other sanctions. Seller has enjoyed satisfactory employer-employee relationships with its employees, past and present. There is no claim under any Laws pending, or to the best of Seller's or Shareholder's actual knowledge, after due inquiry, threatened against Seller, nor any strike, dispute, slowdown or stoppage pending or threatened against or involving Seller.

                  (j)  Patents, Trademarks, Etc. To the best of the Seller's or Shareholder's knowledge after due inquiry, there are no pending or threatened claims against Seller that Seller has wrongfully used or appropriated or infringed upon, any patent, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how, trade secret or any license of same or registration thereof or other proprietary or trade rights of any third party. No director, officer, shareholder or employee of Seller owns or has owned, directly or indirectly, in whole or in part, any patents, trademarks, trade names, servicemarks, brandmarks, brand names, copyrights, registrations or applications or licenses therefor or interests therein which Seller has used or is using or the use of which is necessary for the Seller's Business.

                  (k) Books and Records. The financial books, records and working papers of Seller are in all material respects complete and correct, have been maintained in accordance with sound business practices, and accurately reflect the basis for its financial condition and results of its operations as set forth in its financial statements set forth in Section 4.3(e) above.

                  (l)  Permits, Authorizations, Etc. Seller has all approvals, authorizations, consents, licenses, orders and other permits of any Governmental Entity, whether federal, state or local, required to permit the operation of Seller's Business and the Rockwell Quarry as heretofore and as presently conducted. Seller has not received any notice of any license or permit which must be acquired in the future in order for Seller's Business or the Rockwell Quarry to be operated as heretofore and as presently conducted. Set forth in Exhibit 4.3(l) is a list of all licenses, permits and approvals required by Law for Seller to conduct Seller's Business and the Rockwell Quarry as presently being conducted.

                  (m)  Compliance with Law. Seller is not in violation of any Law, nor has Seller or Shareholder ever received any notice that Seller is in violation of any Law relating to Seller's Business or to the Rockwell Quarry. Seller or Shareholder have not received any notice that any of the Rockwell Quarry or the Assets are in violation of any state and local building, zoning, subdivision, land use, or other Laws. Seller or Shareholder have never received any notice of any federal, state, municipal, public zoning or other restrictions that will prevent the utilization of the Rockwell Quarry or any other property owned or leased by Seller for the purposes presently used, and there are no condemnation proceedings pending or, to the best of their knowledge, threatened against any such property. To Seller's knowledge, Seller is not in violation of any Law, including any Environmental Law or ERISA, and, to Seller's knowledge, the Rockwell Quarry and Seller's Assets are free from the presence of Hazardous Materials and are in full compliance with Environmental Laws.

                  (n)  Employee Plans. With respect to every "employee pension plan" or "employee welfare benefit plan", as defined in ERISA, sponsored by Seller or in which any employee of Seller participates (singly, a "Plan" and collectively, the "Plans"), Seller and Shareholder have heretofore delivered to the Buyer true, correct and complete copies of:

                       (i)    the most recent Internal Revenue Service determination letters relating to each Plan which is a pension, profit-sharing, or stock bonus plan qualified (or intended to be qualified) under Section 401(c) of the Code, listed in Exhibit 4.3(n) hereto for which a determination letter was obtained;

                       (ii)   the most recent Annual Report (Form 5500 series) and accompanying schedules of each Plan currently sponsored by any of them, with respect to which the same are required, as filed pursuant to applicable law;

                       (iii)  the most recent annual, quarterly and monthly financial statements or reports for each and all Plans; and

                       (iv)  all plan documents, as amended to date, summary plan descriptions and summaries of material modifications and all plan termination documentation with respect to each Plan presently or in the past sponsored by any member of the Selling Group, except for the multi-employer plans referred to below.

With respect to each of such Plans as to which an Annual Report (Form 5500 series) is required to be filed, no liabilities as of the date of such Annual Report exist unless specifically referred to in the most recent such Annual Report, and no material change has occurred with respect to the matters covered by the last Annual Report since the date thereof. Seller and Shareholder do not know, nor have any reasonable grounds to know, of any "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, which has ever been engaged in by Shareholder or Seller, or by any Plan sponsored by Seller, any trust created thereunder or any trustee, administrator or other fiduciary thereof, or which would subject such Plan or any such entity, or any party dealing with such Plan or any such trust, to the sanctions imposed by ERISA or the tax on prohibited transactions imposed by Section 4975 of the Code. There are no actions, suits or claims pending or, to the best of Seller's or Shareholder's knowledge, after due inquiry, threatened, against any of the Plans or any administrator or fiduciary thereof. Neither any of the Plans nor any of said trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA or Section 412(a) of the Code (whether or not waived), since the effective date of ERISA. The terms and operation of each of the Plans have complied to the extent required with the provisions of the Code and ERISA, and all reports and notices required by ERISA or the Code have been duly filed or given. Seller and Shareholder shall deliver to the Buyer a list of all of the members of the Seller's Plans subject to Title IV of ERISA and all trusts created thereunder which have been terminated, and all "reportable events," as that term is defined in Section 4043 of ERISA. Except as may be specified in Exhibit 4.3(n) hereto, none of such Plans and no such trust has been terminated, nor has any such "reportable event" occurred with respect to any such Plans since the effective date of ERISA. The present value, on a plan termination basis, of all benefits accrued under each Plan sponsored or contributed to by Seller and subject to Title IV of ERISA did not, as of the most recent valuation date, exceed the fair market value of the assets of such Plan as of such date.

Seller has never been a sponsor of, and/or a contributing employer to, a multi-employer pension plan subject to the provisions of Section 4201, et seq., of ERISA; or if it has, it has never incurred any withdrawal liability thereunder, nor will it incur any such liability as a result of the consummation of any of the transactions contemplated by this agreement; or if it will, at or prior to the Closing Date, it will pay or otherwise satisfy such liability in full and/or establish an escrow fund or secure a bond in an appropriate amount with respect to the same with an escrow agent and/or a bonding company reasonably satisfactory to the Buyer and in a manner agreeable to applicable law. Seller has never been a sponsor of, or a contributing employer to, a single employer pension plan subject to the provisions of Section 4041, et seq., of ERISA; nor has it ever incurred any liability thereunder or under Section 4062, et seq., of ERISA, nor will it incur any such liability as a result of the consummation of any of the transactions contemplated by this agreement; or if it will, at or prior to the Closing Date, it will pay or otherwise satisfy such liability in full and/or establish an escrow fund or secure a bond with respect to the same as provided in the preceding sentence.

                 (o)  Inventories. The parties acknowledge that, prior to Closing, Seller sold and transferred to its affiliate, Dorking Agencies, 645.273 cubic meters of granite in consideration of $627,043.45 (FAS Savannah) and that such sale and transfer between Seller and Dorking Agencies is consistent with the course of dealings between such affiliates. With respect to any remaining inventories of Seller, Seller makes no representations and warranties whatsoever. Any inventory remaining at the quarry shall be the property of Buyer upon the closing of the transactions contemplated herein. Seller acknowledges and agrees that Buyer shall have no responsibility to move or load an remaining inventory at the quarry after the Closing.

                 (p)  List of Properties, Contracts and Other Data. Prior to the execution of this agreement, Seller and Shareholder have delivered or will deliver to the Buyer a true and complete list (designated for purposes of this agreement as Exhibit 4.3(p)), setting forth the following:

                         (i)   all intellectual property, including, without limitation, patents, trademarks, trade names and copyrights, and all other proprietary information owned by Seller, and copies of all other material agreements to which Seller is a party which relate to any proprietary rights affecting its assets; and

                         (ii)  all contracts, agreements, mortgages, promissory notes, loan facilities, leases, understandings and commitments to which Seller is a party, or to which any of its assets are subject which are material to the business of Seller.

True and complete copies of all documents referred to in such list have been or will be provided to Buyer and its counsel upon their request as part of Buyer's Due Diligence (as hereinafter defined). All such documents, rights, leases, obligations and commitments are valid and enforceable in accordance with their respective terms, except as such enforceability may be affected by bankruptcy, or similar laws affecting the rights of creditors generally and by general principles of equity, for the periods stated therein and there is not, under any of them any existing default or event of default or any event which with notice and/or lapse of time, or both, would constitute a default nor will the consummation of the transactions contemplated by this agreement cause a default or constitute an event of default under any of them except to the extent that consents to assignment are required thereunder.

                  (q)  Industry and Governmental Events.  Seller and Shareholder are not aware of any future events or loss of customers or suppliers, or future legislative proposals that may materially affect Seller and/or its Business and financial affairs either prior to or subsequent to the Closing Date. Seller has never received any notice of any pending or contemplated condemnation or any change of zoning, subdivision land use, environmental or other Laws or other governmental action affecting Seller's Business or the Rockwell Quarry.

                   (r)  No Defaults. There currently are no defaults or events of default by Seller or acts or events which, with the passage of time or giving of notice, or both, could become defaults or events of defaults by Seller under any indebtedness, indenture, mortgage, deed of trust, security deed, security agreement or other instruments, contracts or agreements which would have a material adverse effect on Seller's business.

                  (s)  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of Seller or the Shareholder.

                 (t)  Reserved.

                  (u) Reserved.

                  (v)  Accuracy and Omissions. None of the information and documents furnished or to be furnished or made available for inspection by Seller or Shareholder pursuant to the provisions of this agreement is or will be false or misleading, or contains or will contain any material misstatement of fact or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.

ARTICLE V

COVENANTS AND AGREEMENTS

        5.1    Conduct of Seller's Business Pending Closing. For the period commencing from and after the date hereof until the Closing Date or the earlier termination of this agreement (hereinafter referred to as the "Interim Period"), Seller and Shareholder covenant and agree as follows:

                 (a)  Full Access and Due Diligence. Subject to Buyer providing Seller with reasonable prior notice thereof, Buyer and its respective agents and representatives (including legal counsel and accountants) shall have full access during normal business hours, to inspect all properties, books, records, contracts and documents of the Seller used in or associated with its Business and to all of its executive and key employees (including the opportunity to meet with and discuss its Business with such employees) and to otherwise conduct such due diligence (the "Due Diligence") regarding its examination of them, Seller's Business and financial affairs as Buyer may deem reasonably necessary and appropriate. Furthermore, Buyer, its agents and representatives, shall have the opportunity to inspect, appraise and test any or all of the Seller's equipment, properties and assets as it determines in its sole discretion, at any reasonable time, and from time to time, up to the Closing Date.

                 (b)  Business in the Ordinary Course. Except as specifically permitted or required herein, during the Interim Period the Seller's Business shall be conducted in the ordinary course consistent with past practices and Seller shall not enter into any contract or commitment or engage in any transaction that could reasonably be anticipated to (separately or in the aggregate) have a Seller Material Adverse Effect. If Seller desires to engage in any transaction not in the ordinary course of business and such transaction involves consideration equal to or greater than Five Thousand Dollars ($5,000.00), it shall first obtain the prior written consent of Buyer before entering into such transaction (which consent shall not be unreasonably withheld).

                 (c)  Preservation of Business. Seller will use commercially reasonable efforts to preserve intact its Business and Assets, including the Rockwell Quarry, present operations, physical facilities and working conditions; maintain its rights and franchises; maintain and/or renew its licenses, permits, agreements, uses, and governmental approvals; retain the services of its officers and key employees except as otherwise understood between Buyer and Seller; and maintain relationships with its customers, lessors, licensors, employees, and suppliers; and will use commercially reasonable efforts to keep in full force and effect liability insurance, workers' compensation insurance, letters of credit and bonds comparable in amount and scope of coverage to that currently maintained.

                   (d)  Confer with Buyer. Seller and Shareholder will confer with Buyer at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the Seller's Business.

                   (e)  Compliance with Laws. Seller shall comply with all applicable Laws, including but not limited to Environmental Laws.

                   (f)  Employee Pension Benefit Plans. Prior to Closing Seller shall take such action, if any, with respect to its Plans as may be necessary to insure that Buyer has no liability of any kind thereunder after the Closing Date

                  (g)  No Termination of Key Employees. Seller shall not, without the prior consent of Buyer, terminate the employment of any of its officers or other key employees.

                  (h)  Audit and Restatement of Financial Statements. Seller will assist and cooperate with KPMG Peat Marwick, LLP, the auditors of Buyer's parent corporation, Rock of Ages Corporation ("Parent") to allow them to expeditiously complete any audit of Seller (the "KPMG Audit") Parent or Buyer deems appropriate. Such audit is not a condition to Closing.

                  (i)  No Sale, Merger or Competing Transaction or other Changes. During the Interim Period, Seller and Shareholder will not do any of the following:

                       (i)   acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity or division thereof, or otherwise acquire or agree to acquire any assets of any other person or entity (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice).

                       (ii)  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any of Seller's Assets, or the Rockwell Quarry, except for dispositions in the ordinary course of business and except for dispositions not in the ordinary course that are not in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.

                        (iii)  initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers or directors of the Seller to take any such action; and the Shareholder and Seller shall use reasonable best efforts to cause the officers, employees, agents and representatives of the Seller (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Seller) not to take any such action. The Shareholder and Seller agree to notify Buyer immediately in writing of any offer, proposal or communication received by them or, to their knowledge by them or any Affiliate, employee, or consultant thereof, of any Competing Transaction.

                        (iv)  fail to renew any agreement favorable to Seller which is material to the conduct of its Business; or compromise, forgive or discharge, other than for full consideration, any material obligation or amount owed to Seller.

                        (v)  create, assume or permit the imposition of any Lien with respect to any assets of the Seller other than Liens existing and disclosed in Exhibit 4.3(g) as of the date hereof, Liens securing indebtedness under credit facilities existing and disclosed in Exhibit 4.3(g) on the date hereof, and purchase money Liens or statutory Liens arising in the ordinary course of business.

                       (vi)  agree in writing or otherwise to do any of the foregoing.

               Shareholder agrees and covenants to cause the Seller to comply with its covenants and agreements set forth in this Section 5.1.

     5.2     Real Property Covenants. During the Interim Period, Seller, Shareholder and any entities which either controls will refrain from violating or allowing any third party to violate any Laws with respect to Seller or the Rockwell Quarry.

     5.3     Access to and Information Concerning the Rockwell Quarry. Seller and Shareholder during the Interim Period will allow Buyer and its agents access to the Rockwell Quarry and Assets during regular business hours upon reasonable prior notice, for purposes of inspecting and testing the same or any part thereof as the Buyer shall reasonably request. Seller and Shareholder will furnish to Buyer any and all information regarding Seller and its Business that the Buyer shall reasonably request from time to time. Buyer agrees to indemnify and hold the Seller and Shareholder harmless from all claims, suits, damages, and losses arising from its inspection or testing of said real property, which indemnity shall survive termination of this agreement.

      5.4    Environmental and Engineering Testing. Parent and Buyer may, prior to the Closing Date, perform whatever environmental and engineering tests, appraisals, searches or inspections of the Rockwell Quarry and other assets which they desire to perform (herein collectively the "Testing"). In addition to any testing which may be performed upon or prior to the execution of this agreement, they may hire a certified environmental engineering firm at their own cost and expense ("Environmental Engineer"), to perform a Level I environmental audit of the Rockwell Quarry and at their option a Level II environmental audit of the Rockwell Quarry. Such Environmental Engineer shall address and certify its environmental report to them and their financing institutions.

      5.5   Covenants Relating to Taxes.

             (a)  Liability for Taxes. Shareholder and Seller shall be liable for all Taxes imposed upon them respectively.

             (b)  Taxes. Shareholder and Seller shall be liable for and pay all income tax incurred by them in connection with the transactions contemplated hereby. Seller shall be responsible for any and all excise and transfer taxes imposed on the sale of the real estate in accordance with North Carolina law.

      5.6   Appropriate Action; Third Party Consents; Filings.

             (a)   The parties shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this agreement as promptly as practicable; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, Seller or Shareholder in connection with the authorization, execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement; and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this agreement required under the Securities Act, the Exchange Act, any other applicable federal securities Laws or Blue Sky Laws, and any other applicable Law; provided that the parties shall cooperate with each other in connection with all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The parties shall furnish to the other all information required for any application or other filings to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this agreement.

              (b) (i)  The parties shall give any notices to third parties, and use reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this agreement, (B) disclosed or required to be disclosed in the Exhibits hereto as necessary for Buyer to operate Seller's Business after the Closing Date, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Closing Date.

                      (ii)   If a party to this agreement fails to obtain any third party consent described in subsection (b)(i) above, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Seller and Buyer and their respective Businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

                (c)   From the date of this agreement until the Closing Date, each party shall promptly notify the others in writing of any pending or, to the knowledge of the notifying party, threatened, action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this agreement or (ii) seeking to restrain or prohibit the consummation of the transactions provided for in or otherwise limiting the right of Buyer to own or operate all or any portion of the Business or Assets of the Seller.

                (d)   The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this agreement and the consummation of the transactions contemplated hereby.

     5.7    Seller's Employees. All employees of the Seller (both union and non-union) shall be employees of the Seller up to and through the Closing Date except as otherwise agreed. The Seller shall be responsible for and shall pay all payroll, salaries, severance, wages, bonuses, commissions, expenses, accrued vacation pay, workers' compensation benefits and other fringe benefits and obligations due and payable to its employees through the Closing Date. Prior to or at the Closing, the Seller will provide the Buyer with a list of all of their employees and their current compensation as of the last full payroll period prior to the Closing Date. Buyer will prior to or after the Closing Date meet with Seller's employees and, at its option and upon such terms and conditions as Buyer may in its sole discretion determine, make offers of employment to such of them as Buyer shall determine after the Closing Date; and Seller and Shareholder will assist Buyer with these discussions. The Buyer shall be responsible for and shall pay all payroll, salaries, wages, bonuses, commissions, expenses, accrued vacation pay, workers' compensation benefits and other fringe benefits and obligations due and payable to any such employees who are hired by Buyer to the extent that such obligations arise from and after the Closing Date.

     5.8  Update Disclosure; Breaches. From and after the date of this agreement until the Closing Date, each party shall promptly notify the other party hereto by written update of (a) the occurrence or non-occurrence of any event which would, or would be likely to, cause any condition to the obligations of any party to effect the Closing and the other transactions contemplated by this agreement, or cause any condition set forth herein, not to be satisfied; or (b) the failure of Seller, the Shareholder or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by that party pursuant to this agreement which would be likely to result in any condition to the obligations of any party to effect the Closing and the other transactions contemplated by this agreement, or cause any condition set forth herein, not to be satisfied. In addition, the Seller and the Shareholder shall notify Buyer in writing of (i) such additional information with respect to any matters or events discovered subsequent to the date hereof and prior to the Closing Date which, if existing and known on the date hereof, would have rendered any representation or warranty made by them, or any information contained in any Exhibit hereto, then inaccurate or incomplete; and (ii) any development after the date hereof and prior to the Closing Date causing a breach of any representation or warranty in Article IV above. No update or additional information provided pursuant to this Section 5.8 shall affect any claim or right of any party hereto with respect to a breach of any provision of this agreement.

      5.9  Confidential Information. In performing their respective obligations under this agreement, each of the parties may have access to and receive disclosure of certain confidential information about the other parties (including the Parent and its Subsidiaries), including, but not limited to, financial information, operating procedures, marketing plan objectives, books, contracts, equipment and records which are confidential, proprietary, allow the disclosing party a competitive advantage, or are otherwise the exclusive property of the disclosing party (hereinafter, "Confidential Information"). Confidential Information shall not include information in the public domain. The parties agree that Confidential Information shall be used by each party receiving such Confidential Information solely in the performance of its obligations under or pursuant to this agreement. It is acknowledged that such Confidential Information shall constitute "trade secrets" under applicable Law. The party receiving the Confidential Information shall safeguard such Confidential Information by using a reasonable degree of care, but not less than the degree of care used by the recipient in safeguarding the recipient's own similar Confidential Information. The parties also acknowledge that the restrictions set forth in this agreement constitute efforts reasonable under the circumstances to maintain the secrecy thereof. Subsequent to the Closing or earlier termination of this agreement, the Seller and Shareholder shall not disclose any Confidential Information of the Seller or of Parent, Buyer or their respective Subsidiaries to any third party, except as may be agreed upon in writing by Buyer or as may be required by law. The provisions and undertakings of this Section 5.9 shall survive the Closing or other termination of this agreement.

ARTICLE VI

CONDITIONS TO COMPLETION OF CLOSING AND CLOSING

         6.1  Conditions to the Obligations of Seller and Shareholder. The obligations of Seller and Shareholder under this agreement to consummate the transaction provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent Seller and Shareholder may, in their absolute discretion, waive any one or more thereof, in whole or in part:

                 (a)  The representations and warranties by Buyer to Seller and Shareholder in this agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; Buyer shall have performed in all material respects all its obligations, covenants and agreements set forth herein; and Seller and Shareholder shall have received a certificate of an executive officer of Buyer to such effect (the "Buyer's Closing Certificate").

                  (b)  There shall have been delivered to Seller and Shareholder an opinion of counsel for Buyer ("Buyer's Opinion of Counsel") , reasonably satisfactory in form and substance to counsel for the parties, to the effect that Buyer is a Delaware corporation existing and in good standing under the laws of the State of Delaware; that all necessary corporate actions of Buyer have been duly taken to authorize this agreement and the transactions contemplated hereby; that this agreement constitutes Buyer's legal, valid, and binding obligation, enforceable against Buyer in accordance with its terms; that this agreement does not, and the carrying out of the transaction herein provided for will not, to the best of such counsel's knowledge, violate any charter or other corporate restriction to which Buyer is subject or any other agreement or instrument to which it is a party or by which it is bound.

                   (c)  The agreements (if any) listed in Article III shall have been executed and delivered by the parties thereto.

         6.2   Conditions to the Buyer's Obligations. The obligations of Buyer under this agreement to consummate the transactions provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent that Buyer may, in its absolute discretion, waive any one or more hereof, in whole or in part:

                (a)  The representations and warranties by Seller and Shareholder shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; Seller and Shareholder shall have performed, in all material respects, all their obligations, covenants and agreements set forth herein; Seller and Shareholder have not breached any of their covenants or agreements set forth herein; and Buyer shall have received a certificate from an executive officer of Seller and from the Shareholder to such effect (the "Seller's and Shareholder's Closing Certificate").

                (b)  There shall have been delivered to Buyer an opinion of counsel for Seller and the Shareholder, reasonably satisfactory in form and substance to counsel for Buyer

                (c)  The agreements (if any) listed in Article III shall have been executed and delivered by the parties thereto.

                 (d)  All Testing conducted by Buyer shall be satisfactory to it and its financing institutions, in their sole discretion, and the Testing shall not have resulted in any report which indicates the presence of Hazardous Materials requiring any remedial action under Law.

                (e)  Seller shall have delivered to Buyer a Certificate of its Secretary (a "Seller's Secretary's Certificate") having attached thereto true, correct and complete copies of its Articles or Certificate of Incorporation and Bylaws, as amended to date, an incumbency certificate for its officers and directors, and copies of the minutes of the meetings of its shareholders and directors authorizing and approving this agreement and the transactions contemplated by this agreement, certified by its Secretary as true, correct, complete and in effect on the Closing Date.

                (f)   Buyer shall have completed all the Due Diligence it desires to conduct and is satisfied, in its sole discretion, with the results thereof.

                (g)  All Schedules and Exhibits to be attached to this agreement were attached to this agreement upon its execution or have been attached pursuant to Section 9.12.

                (h)  No Seller Material Adverse Effect shall have occurred or arisen from the date of the Seller's Interim Financial Statements through the completion of the Closing.

                (i)  Reserved.

                (j)  Seller and Shareholder shall have obtained any consents and approvals of third parties necessary to the consummation of the transactions contemplated by this agreement.

                (k)  No Buyer Material Adverse Effect shall have occurred or arisen since the date of this agreement.

                (l)    All other certificates, opinions, instruments and documents required by law to effect the transactions contemplated by this agreement have been received in form and substance satisfactory to Buyer.

                (m)  Reserved.

                (n)   To the extent assignable, Seller shall have assigned or otherwise transferred to Buyer all mining permits, business licenses and other permits and licenses required for Buyer to continue Seller's Business and to own and operate the Rockwell Quarry.

                 (o)  Prior to the Closing Date, Parent and Buyer shall have received the consent of The CIT Group/Business Credit, Inc. to this agreement and the transactions contemplated herein and thereby.

                 (p)  Prior to the Closing Date, Parent and Buyer shall have received the consent of White Granite, Inc. to the assignment of the Lease dated December 1, 1996 (as amended on October 29, 2004) ("Lease") or Parent and Buyer shall have otherwise secured the rights to quarry the land covered by said Lease to Parent and Buyers satisfaction. Such consent is a condition to the obligations of all parties to this Agreement. Without limiting the generality of the foregoing, Seller acknowledges and understands that Buyer has reached agreement with White Granite, Inc. to consent to the assignment of the Lease and to amend the security provisions of the Lease to accept a subordinated mortgage on the Rockwell Quarry and Buyer's Gardenia White Quarry as security for Buyer's obligations under the Lease. Seller shall provide Buyer with all reasonable assistance to accomplish the assignment of the lease and the amendment thereof.

                 (q)  Seller shall have delivered or made available to Buyer all of Seller's books and records in Seller's possession or under Seller's control relating to Seller's Business and the ownership and operation of the Rockwell Quarry, including, without limitation, the following documents:

                        (i)  Copies of all licenses, permits, authorizations, and approvals required by law and issued by all governmental authorities having jurisdiction;

                        (ii)  Copies of all existing insurance policies in force affecting Seller's Business or the Rockwell White Quarries;

                        (iii)  Copies of all other documents relating to Seller's Business and the ownership and operation of the Rockwell Quarry.

                 (r)   A title insurance policy shall have been prepared for issuance at or promptly after the Closing by Chicago Title Company insuring the Buyer's interest as holder of title in fee simple to the Rockwell Quarry, subject only to the Permitted Encumbrances. The Buyer shall pay all costs and premiums incurred in obtaining such policies. Such policies shall be:

                      (i) dated as of the Closing Date;

                       (ii)  in an amount to be determined by Buyer;

                       (iii)  free of all standard exceptions, other than standard exceptions for such state of facts as would be disclosed by an accurate survey and inspection of the Rockwell Quarry, and for real estate taxes and special assessments which the Seller and Buyer have agreed to pay pursuant to the terms of this agreement; and

                       (iv)  satisfactory in substance and form to the Buyer, which satisfaction will be reasonably exercised.

         6.3  Conditions to Each Party's Obligations. The respective obligations of each party to effect the transaction contemplated by this agreement shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing Date except to the extent that they, in their absolute discretion, waive any one or more thereof, in whole or in part, as set forth in Section 10.15:

                (a)   There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been threatened by a Governmental Entity, with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body, (a) imposing or seeking to impose limitations on the ability of Parent or Buyer to acquire or hold or to exercise full rights of ownership of any assets or securities of Seller; (b) imposing or seeking to impose limitations on the ability of Parent or Buyer to combine and operate the Business and Assets of Seller with any of Parent, Buyer or their Subsidiaries or other operations; (c) imposing or seeking to impose other sanctions, damages or liabilities arising out of the transaction contemplated by this agreement on Parent, Buyer or Seller or any of their Affiliates; (d) requiring or seeking to require divestiture by Buyer of all or any material portion of the Business, assets or property of Seller; or (e) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the transaction contemplated by this agreement, which, in the case of claims (a) through (d) above, would or is reasonably likely to result in a Seller Material Adverse Effect at or prior to the Closing Date or a Buyer Material Adverse Effect at, prior to or after the Closing Date or which, with respect to clauses (a) through (e) above, would or is reasonably likely to subject them or any of their respective affiliates to substantial penalties or criminal liability; provided, however that prior to invoking this condition the party seeking in invoke it shall have used its commercially reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated.

                   (b)   All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Buyer, Seller and Shareholder prior to consummation of the transaction contemplated in this agreement shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Buyer Material Adverse Effect after the Closing Date or be reasonably likely to subject Seller, Shareholder, Parent or Buyer or any of their respective affiliates, officers or directors to substantial penalties or criminal liability.

                    (c)   Reserved.

                    (d)   No statute or regulation has been enacted which would prevent consummation of transaction contemplated by this agreement.

         6.4   The Closing.

                 (a)   Documents and Instruments to be Delivered by Seller and Shareholder. Seller and the Shareholder agree to deliver the following documents and instruments, duly executed, to the Buyer at the Closing:

                        (i)    A Seller's and Shareholder's Closing Certificate;

                        (ii)   A Seller's Secretary's Certificate;

                        (iii)  A Certificate of Existence or Good Standing for Seller from the Secretary of State of its state of incorporation, dated within twenty (20) days prior to the Closing Date;

                        (iv)  The opinion of counsel for Seller and Shareholder;

                         (v)  The agreements (if any) listed in Article III hereof which are required to be executed by Seller, Shareholder and other individuals, as specified therein;

                         (vi)  Bills of sale, assignment and assumption with full warranties of title and limited or special warranty deeds for the assignment, transfer and conveyance of the Rockwell Quarry, the Assets and Assumed Liabilities of Seller;

                         (vii)  Certificates of title and assignments thereof for Seller's motor vehicles which are required under state law to have certificates of title and which are being purchased hereunder;

                         (viii)  Assignment from Seller of any and all warranties, maintenance agreements and insurance policies covering the Assets;

                          (ix)  Assignments of Seller's right, title and interest in all leases of personal property and any real property leased by Seller which will not be replaced by the Lease Agreement referred to in Section 3.4 hereof, if and as required by Buyer, accompanied by any required consents to such assignments by the lessors under such Leases;

                            (x)   Reserved.

                            (xi)  Such other documents as Buyer or its counsel may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession all of the Assets, and required for Seller or Shareholder to consummate the transactions contemplated by this agreement, including the dissolution or change in the corporate names of Seller, if and as required by Buyer, within thirty (30) days following the Closing Date.

                     (b)  Documents and Instruments to be Delivered by Buyer. The Buyer agrees to deliver the following documents and instruments, duly executed, to the Seller and Shareholder at the Closing:

                           (i)    Its Officer's Certificate;

                           (ii)   Its Secretary's Certificate;

                           (iii)   The opinion of counsel for Buyer;

                           (iv)   The agreements (if any) listed in Article III hereof which are required to be executed by Buyer;

                           (v)    The Purchase Price due as required by Article II hereof; and

                           (vi)   Such other documents as the Seller and Shareholder, or their counsel may reasonably request and required for Buyer to consummate the transactions contemplated by this agreement.

                     (c)   Prorations.  Utilities charges, real estate taxes, rental and royalty prepayments, and other normal proratable items will be prorated among the parties at the Closing, with the exception of those items which the parties agree are to be treated as Assumed Liabilities pursuant to Section 2.2(a) hereof, if any.

ARTICLE VII

TERMINATION

          7.1   Termination of Agreement.  This agreement and the transactions contemplated herein may be terminated at any time as follows:

                    (a)   By mutual written consent of Buyer and of Seller and Shareholder.

                    (b)   By Seller and Shareholder, pursuant to written notice, if the Buyer has failed in any material respect to perform its covenants or agreements as set forth in Article V, or if any of Buyer's representations and warranties as set forth in Section 4.2 have been breached by it or have become untrue.

                    (c)    By Buyer, pursuant to written notice, if Seller or the Shareholder, has failed in any material respect to perform its or his covenants or agreements as set forth in Article V, or if any of their representations and warranties as set forth in Section 4.3 have been breached by any of them or have become untrue.

                     (d)   By any party pursuant to written notice, if (i) any Governmental Entity, the consent of which is a condition to the obligations of the parties to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transaction provided for in this agreement and such order, judgment or decree shall have become final and nonappealable.

                     (e)    Notwithstanding anything to the contrary in this Agreement, if Closing does not occur on or before January 31, 2005, for any reason not attributable to the Buyer, then this Agreement shall terminate.

     7.2   Consequences of Termination.  In the event of termination of this agreement, it shall forthwith become void and there shall be no liability on the part of the parties and each party hereto shall return to the others all documents and materials obtained from it or them in connection with the transactions contemplated by this agreement. In the event of any such termination, the parties shall be deemed to have released each other from any liability arising from the termination of this agreement. Notwithstanding anything herein to the contrary, the parties agree that if this agreement is terminated, the obligations of the parties pursuant to the letter agreement, dated October 13, 2004, between Rock of Ages Corporation and Seller, shall survive pursuant to its terms.

ARTICLE VIII

INDEMNIFICATION AND RISK OF LOSS

       8.1   Seller's and Shareholder's General Indemnification Covenants.  Subject to the provisions of Sections 8.3 and 8.4, Seller and Shareholder shall, jointly and severally, indemnify, save and keep Buyer and its Parent, Subsidiaries, Affiliates, successors and permitted assigns (the "Buyer Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Buyer Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment or breach of any agreement or covenant made on the part of Seller or Shareholder, whether contained in this agreement or any Exhibit or Schedule hereto or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Seller or Shareholder in connection herewith.

       8.2   Seller's and Shareholder's Special Indemnification Covenants.

               (a)  Subject to the limitation set forth at the end of this subparagraph, and in Sections 8.3 and 8.4 below, Seller and Shareholder shall, jointly and severally, indemnify, save and keep the Buyer Indemnitees, harmless against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Special Damages"), sustained or incurred by any of the Buyer Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment or breach of any agreement or covenant made on the part of Seller or the Shareholder, whether contained in this agreement or any Exhibit or Schedule hereto or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Seller or Shareholder in connection herewith and related in any way to: (i) Environmental Law; (ii) ERISA or Seller's Plans; (iii) Taxes or Returns; (iv) Employment Obligations; or (v) any Non-Assumed Liabilities; and Seller and the Shareholder hereby, jointly and severally, agree to pay, indemnify, defend and hold the Buyer Indemnitees harmless from and against any and all Taxes of the Seller or the Shareholder with respect to any period (or any portion thereof) and for any Taxes owed by them because of the consummation of the transactions contemplated by this agreement, together with all reasonable legal fees, disbursements and expenses incurred by the Buyer Indemnitees in connection therewith. Notwithstanding anything to the contrary herein, Seller and Shareholder shall have no liability whatsoever for any violation or alleged violation of any Environmental Law relating to the Rockwell Quarry unless Seller or Shareholder has actual knowledge of any such violation and fails to disclose the same to Buyer, it being understood that Buyer is relying upon its Testing and the performance of Level I or Level II environmental audits with respect to any potential liability arising out of the environmental condition of the Rockwell Quarry.

              (b)  The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof and, anything in this agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the matters referred to herein, and any matters subject to the indemnification set forth in this Section 8.2 shall not be subject to the provisions of Sections 8.1 or 8.3(a).

     8.3    Limitations on Indemnification.  The obligations of Seller and the Shareholder pursuant to Sections 8.1 and 8.2 are subject to the following limitations:

              (a)   In no event shall the joint and several obligation of Seller and the Shareholder to indemnify the Buyer Indemnitees pursuant to Section 8.1 exceed the Purchase Price in the aggregate; provided, however, that such limitation shall not apply to any indemnification obligations of Seller and the Shareholder under Section 8.2.

              (b)   Seller and the Shareholder shall not have any indemnification obligation with respect to the first Twenty Thousand Dollars ($20,000.00) of total liabilities incurred under Sections 8.1 and 8.2, unless the total aggregate liabilities of Seller and the Shareholder under Sections 8.1 and 8.2 equal or exceed such amount, in which case the indemnification obligations of Seller and Shareholder will include all liabilities in excess of One Dollar ($1.00) incurred under Sections 8.1 and 8.2 (subject only, in the case of liabilities incurred under Section 8.1, to the maximum aggregate amount set forth in Section 8.3(a) above).

     8.4   Conditions of Indemnification Pursuant to Section 8.1 and 8.2.

             (a)   Promptly following the occurrence of an event giving rise to Damages or Special Damages or upon the receipt by a Buyer or Seller, as the case may be of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a Governmental Entity (a "Third Party Claim") which is subject to indemnification pursuant to Sections 8.1, 8.2 or 8.8, the indemnitee receiving the notice of the Third Party Claim (i) shall notify the other party (the "Indemnifying Party") of its existence, setting forth the facts and circumstances of which such Indemnifying Party has received notice, and (ii) if the indemnitee giving such notice is a person entitled to indemnification under this Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

             (b)   The Indemnified Party shall, upon reasonable notice by Indemnifying Party, tender the defense of a Third Party Claim to Indemnifying Party.  If Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then they or it shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that at least ten (10) days prior to any such settlement, they shall give written notice of their or its intentions to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Indemnifying Party.

              (c)  Notwithstanding the foregoing, in connection with any settlement negotiated by Indemnifying Party, no Indemnified Party shall be required to (i) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to Indemnifying Party within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have the defense of such matter back tendered to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, Indemnifying Party's liability to the Indemnified Party but for this proviso exceeds what their liability to the Indemnified Party would have been if they were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.

            (d)   If, in accordance with the foregoing provisions of this Section 8.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Indemnifying Party shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Indemnifying Party. If, pursuant to this Section 8.4, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Indemnifying Party of itemized bills for said attorneys' fees and other expenses. No failure by Indemnifying Party to acknowledge in writing their indemnification obligations under this Article VIII shall relieve them of such obligations to the extent they exist.

             (e)   The obligations of the parties set forth in Sections 8.1, 8.2 and 8.8 hereof shall survive the Closing for a period of three years and, thereafter, shall expire; provided, however, that any claim for indemnification that is then pending shall survive in accordance with the provisions of this Article 8. Notwithstanding the foregoing, this limitation shall not apply to the special indemnification covenants for ERISA or Seller Plans, Taxes and Returns, Employment Obligations and Non-Assumed Liabilities in Section 8.2(a) (ii), (iii), (iv), and (v) hereof, and these special indemnification covenants shall survive the Closing without limitation.

               (f)   The liability of either Seller and Shareholder or Buyer for actions, losses, claims, liabilities, litigation, causes of action, damages, costs and expenses to which Sections 8.1, 8.2 and 8.8 relate shall extend only to the net amount thereof after deducting therefrom benefits or similar payments from insurance companies insuring the claim that is the subject of the indemnity.

       8.5   Certain Tax and Other Matters.

              (a)   If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes for which Seller and Shareholder are required to indemnify a Buyer Indemnitee pursuant to Section 8.2(a) hereof, Buyer shall notify Seller and the Shareholder of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Buyer within twenty (20) days after receipt of the notice of such proposed adjustment from Buyer, Seller and the Shareholder may assume (at their own cost and expense) control of and contest such proposed adjustment.

              (b)   Alternatively, if Seller and the Shareholder request within twenty (20) days after receipt of notice of such proposed adjustment from an Buyer Indemnitee, Buyer, or the Buyer Indemnitee involved, at Buyer's option, as the case may be, shall contest such proposed adjustment. Seller and the Shareholder shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Buyer may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Buyer shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this agreement. Seller and the Shareholder shall pay to Buyer all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to them therefor, or, if they have assumed control of the contest of such proposed adjustment as provided above (or have requested Buyer to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

               (c)   For purposes of this Section 8.5, a "Final Determination" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligations of Seller and the Shareholder to make any indemnity payment pursuant to Section 8.2(a) shall be premised on their receipt from Buyer of a written notice setting forth the relevant portion of any Final Determination, and in cases where the amount of the indemnity payment exceeds Fifty Thousand Dollars ($50,000.00), a certified statement by Buyer's nationally recognized accounting firm setting forth the amount of the indemnity payment (and in all other cases, a similar statement certified by the chief financial officer of Buyer) and describing in reasonable detail the calculation thereof.

       8.6   Certain Information.   The parties agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to the Seller and the Shareholder and assistance relating to the Seller and the Shareholder as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Seller or the Shareholder being liable under the indemnification provisions of this Article VIII, provided that access shall be limited to items pertaining solely to the Seller and the Shareholder. Seller and Shareholder shall grant to Buyer access to all Returns filed with respect to the Seller, current or past.

       8.7   Risk of Loss.  The risk of loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by the Seller at all times prior to the Closing. Seller shall notify Buyer within ten (10) days of any such loss exceeding One Thousand Dollars ($1,000.00).In the event the cumulative amount of any uninsured, uncompensated or unreimbursed loss, damage or impairment, confiscation or condemnation exceeds Twenty Five Thousand Dollars ($10,000.00) (the "Material Amount"), the Buyer may elect to terminate this agreement and to treat this agreement as terminated under Section 7.1(a) hereof; or elect to close and deduct the amount of the uninsured loss from the Purchase Price due the Seller by reducing the Assumed Liabilities by a corresponding amount.

       8.8   Buyer's Indemnification.  Buyer shall indemnify and hold harmless Seller and Shareholder and their respective directors, officers, employees, representatives and agents ("Seller Indemnitees") from and against all liabilities, demands, claims, actions or causes of actions, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Seller's Damages") sustained or incurred by any of the Seller Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or nonfulfillment or breach of any agreement or covenant made on the part of Buyer, or arising out of the failure to carry out any obligation or liability assumed by Buyer hereunder or arising out of the operation of the business herein acquired from and after the Closing Date or the use of the Assets after the Closing Date.

ARTICLE IX

MISCELLANEOUS PROVISIONS AND DEFINITIONS

         9.1   Survival of Representations , Warranties, Covenants and Agreements; Indemnification.

                 (a)   Notwithstanding any right of any party hereto to fully investigate the affairs of any other party hereto, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party hereto has the right to rely fully upon the representations and warranties of any other party hereto as set forth herein or in any Schedule or Exhibit or any closing certificate furnished or to be furnished by any such other party pursuant hereto and in connection with consummating the transactions contemplated hereby.

                 (b)   All representations, warranties, covenants and agreements of the parties contained herein and in the Schedules and the Exhibits hereto and in any closing certificates delivered pursuant hereto shall survive the execution and delivery of this agreement and the Closing; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth herein and shall survive the execution and delivery hereof and the Closing until the close of business on the Five Hundred Fiftieth (550th) day after the Closing Date. Nothing in this agreement shall be deemed to limit any right or remedy of any party at law or in equity or for criminal activity or fraud.

               (c)  Except as provided in Section 8.4(e) above, all covenants, agreements and indemnities of the parties which by their terms require performance after the Closing Date shall survive the Closing Date until the performance or obligation imposed by them has been performed or discharged.

      9.2   Public Announcement. The parties shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this agreement, and none of them shall issue any such press release or make any such public statement without the prior written approval of the other party unless such disclosure is required by Law.

      9.3   Good Faith.  Each party hereto shall act in good faith in an attempt to cause all the conditions precedent to its obligations under this agreement to be satisfied. Each party hereto will act in good faith and take all reasonable actions within its capability necessary to render accurate as of the Closing Date its representations and warranties required to be true as of such time and set forth in this agreement.

        9.4   Payment of Expenses.  Whether or not the transactions provided for herein shall be consummated, each party hereto shall pay its own Expenses incident to preparing for, entering into and carrying out this agreement and the transactions contemplated hereby.

        9.5   Article and Section Headings.  Article and Section headings are employed in this agreement for reference purposes only and shall not affect the interpretation or meaning of this agreement.

        9.6   Assignment, Successors and Assigns.  No party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all other parties hereto, given or withheld in their sole discretion. This agreement shall be binding upon and inure to the benefit of each party hereto and their respective heirs, personal representatives, successors and permitted assigns.

        9.7   Notices.  Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three (3) days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

If to Seller or Shareholder:
Rockwell Granite Company
3045 Business Park Drive
Norcross, Georgia 30071
Attn. Lawson J. Finlayson, President, and
Barry W. Robinson, Secretary
Tel.770 209 9834
Fax 770 209 9890

with, in the case of notice
Seller or Shareholder
copies (which shall not
constitute notice) to:
W. Hampton Morris
Cushing, Morris, Armbruster & Montgomery, LLP
2110 PeachtreeCenterInternationalTower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Tel. 404 614 8102
Fax 404 658 9865

If to Buyer or Parent:
Kurt M. Swenson, President/
Chief Executive Officer

Michael B. Tule, Vice President/
General Counsel

Rock of Ages Corporation
369 North State Street
Concord, NH 03301
Tel. (603)225-8397
Fax (603)225-4801

with in the case of notice
to Buyer or Parent, a
copy (which shall not
constitute notice) to:
John H. Northey, III, Esq.
Morris Manning & Martin, LLP
201 S. College Street
Suite 2300
Charlotte, North Carolina 28244
Tel. 704 554 7070
Fax 704 554 5050

         9.8   Complete Agreement.  Neither this agreement nor any provision hereof may be changed, waived, modified, discharged, amended or terminated orally, but only by an instrument in writing signed by all parties hereto. No action taken by any party after the date hereof, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance by any other party with any representations, warranties, covenants or agreements contained in this agreement. This agreement, together with the Exhibits and Schedules attached hereto or incorporated herein pursuant to Section 9.12 hereof, constitutes the only agreement among the parties hereto concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto.

           9.9   Governing Law.   This agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to conflict of laws principles, and any actions brought pertaining to the same shall lie only in the Rowan County, North Carolina Superior Court, or the United States District Court for the Western District of North Carolina, all of which are the exclusive forums for any actions or claims by the parties to this agreement; and each party hereto consents to the jurisdiction of, and venue in, said courts in any action brought by another party hereto, and agrees that no claims or actions relating to any matter hereunder will be brought by them in any other courts of said States, of the United States, or of any other state or country.

            9.10   Tax Consequences.  Each party represents and warrants that it has made an independent evaluation of the tax consequences to such party of this agreement and the transaction contemplated thereby. No party shall have any recourse against any other party to this agreement nor shall this agreement be affected in any way if the consummation of this agreement and the transactions contemplated thereby do not have the tax consequences anticipated by such party; provided that the foregoing shall not limit a party's liability for breach of any representation, warranty, covenant or agreement set forth herein.

            9.11   Counterparts.  This agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures were on the same instrument. This agreement shall be effective and binding upon all parties hereto as of the time when all parties have executed a counterpart of this agreement.

           9.12    Exhibits. Each Exhibit (herein an "Exhibit") or Schedule (herein a "Schedule") delivered pursuant to the terms of this agreement shall be in writing and shall constitute a part of this agreement. The parties may agree, with respect to any Schedule or Exhibit required to be attached hereto that such Schedule or Exhibit, if mutually satisfactory, may be attached hereto after the date of execution hereof and prior to the Closing and, after mutual approval thereof, such subsequently attached Schedule or Exhibit shall be treated as if it were attached hereto as of the date of execution hereof. All Exhibits and Schedules attached hereto are specifically incorporated herein by reference and made a part hereof. The words "agreement," "herein" and "hereof" as used herein shall in all respects include the entirety of this agreement together with all Exhibits and Schedules attached hereto and all documents required or permitted to be delivered hereunder.

            9.13   Further Assurances.  From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this agreement.

             9.14   Parties in Interest.  Subject to the provisions of Section 9.6 above, this agreement shall be binding upon and inure solely to the benefit of each party and to the party's permitted successors, assigns, heirs and personal representatives; and nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement.

             9.15   Severability.  If any term or other provision of this agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

              9.16  Waiver.  At any time prior to the Closing Date, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties to be performed for the benefit of the waiving party, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this agreement or in any document delivered pursuant to this agreement for the benefit of the waiving party or (c) waive compliance by the other parties with any of the agreements or conditions compliance with which is for the benefit of the waiving party contained in this agreement (to the extent permitted by law). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The waiver by any party hereto of any inaccuracy in the representation and warranty or of compliance with the covenant, agreement or condition for its benefit shall not be deemed a waiver of any other inaccuracy or of compliance with any other provision hereof.

             9.17   Pronouns.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the date first set forth above.

BUYER:

CAROLINA QUARRIES, INC.

/s/John H. Northey III	By:/s/ Kurt M. Swenson
Witness	Kurt M. Swenson, Chairman/CEO

SELLER:

ROCKWELL GRANITE COMPANY

/s/John H. Northey III	By:/s/Lawson J. Finlayson
Witness	Lawson J. Finlayson, President and CEO

SHAREHOLDER:

GRANITE QUARRIES USA, INC.

/s/John H. Northey III	By:/s/Barry W. Robinson
Witness	Barry W. Robinson, President and CEO

EXHIBIT 10.2

CONSENT TO ASSIGNMENT AND AMENDMENT OF LEASE

THIS CONSENT TO ASSIGNMENT AND AMENDMENT OF LEASE ("Consent") is made as of the 15th day of February, 2005 among White Granite Inc., f/k/a Faith Granite Corporation, a North Carolina corporation ("Lessor"), Rockwell Granite Company, a Georgia corporation ("Assignor"), and Carolina Quarries, Inc., a Delaware corporation ("Assignee").

WHEREAS, Lessor, as Lessor, and Assignor, as Lessee, entered into that certain Contract and Lease, dated as of December 1, 1996 (the "Original Lease"), as amended by that certain First Amendment to Lease, dated October 29, 2004 (the "Lease Amendment")(the Original Lease, as amended by the Lease Amendment, the "Lease", a copies of which are attached hereto as Exhibit A-1 and Exhibit A-2), pursuant to which Lessor leased to Assignor certain property in Rowan County, North Carolina, as further described in the Lease (the "Property"); and

WHEREAS, Assignor desires to assign the Lease to Assignee, and Assignee desires to assume the Lease, and in furtherance thereof, Assignor and Assignee wish to enter into that certain Assignment of Lease Agreement (the "Lease Assignment", a copy of which is attached hereto as Exhibit B); and

WHEREAS, Assignor and Assignee require the consent of Lessor to the assignment of the Lease by Assignor to Assignee pursuant to the Lease Assignment and to the modification of certain provisions thereof; and

WHEREAS, Lessor is willing to consent to the Lease Assignment in accordance with the terms and provisions hereof, which includes certain amendments to the Lease;

NOW THEREFORE, for and in consideration of the benefits to Lessor, Assignor and Assignee by virtue of the Lease Assignment, and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged by Lessor, Assignor and Assignee (the "Parties"), the Parties hereby agree as follows:

1.    Lessor acknowledges and consents, for the benefit of Assignor and Assignee, to the assignment of the Lease by Assignor to Assignee pursuant to the terms of the Lease Assignment. Assignee shall not be liable to Lessor for any breach of the Lease by Assignor, or for any obligations of Assignor thereunder.

2.    Assignee and Lessor agree to execute and at any time and from time to time, upon request of either party, any instruments which may be necessary or appropriate to evidence the continuance of the Lease, and to provide public record notice of the existence and term of the Lease.

3.    The consent of Lessor to the Lease Assignment as set forth herein shall not constitute a consent to any subsequent assignment, subletting or other transfer or encumbrance of rights or sharing of the Lease by Assignee, and this Consent is limited by its terms to the assignment of the Lease and the use and occupancy of the Property by Assignee only and by no other assignee, sublessee, invitee, transferee or licensee of Assignee, and shall be null, void and of no force and effect as to any such subsequent assignee, sublessee, invitee, transferee or licensee. Assignee covenants that it shall not assign its rights under the Lease without the prior written consent of Lessor as required by the terms of the Lease. The consent by Lessor to the Lease Assignment shall not constitute a waiver of Lessor's right to withhold its consent to any other assignment of the Property.

4.  The Assignee, as Lessee under the Lease, hereby provides notice to Lessor of its intent to, and hereby does, exercise its option to extend the Lease for the "Option Period" described in Section 2 of the Lease Amendment.

5.     Lessor and Assignee each agree that the Lease is hereby amended to delete definition of "Collateral" in Section of the Original Lease, and replace it in its entirety with: "A letter of credit ("Letter of Credit") in favor of Lessor in the amount of $100,000, issued by a financial institution reasonably satisfactory to Lessor, which Letter of Credit shall remain in effect during the term of the Lease. Lessor hereby agrees to accept such Letter of Credit as full satisfaction and substitution of all "Collateral" as defined in Section 8 of the Lease, and releases any and all security interests and liens it has in the Collateral previously defined in the Original Lease. Lessor shall execute such documents as may be necessary to effect this release of the original Collateral.

6.    Lessor hereby acknowledges and agrees that personal property owned by Assignee shall not constitute Assignor's "Collateral" under the terms of the Lease.

7.    Lessor hereby confirms that (i) the Lease is in full force and effect as of the date of this Consent, (ii) Assignor is not in default under any provision of the Lease as of the date of this Consent, and (iii) Lessor is the owner of the Property and Lessor under the Lease and has the right and authority to execute this Consent without the approval or consent of any other party.

8.    This Consent is for the limited purposes set forth herein and shall not be construed as consent by Lessor for any other matter of circumstance.

9.    Lessor hereby agrees that neither Assignor nor Assignee shall have any responsibility or liability with regard to the environmental condition of the Property prior to the first date each of the Assignor and Assignee occupied the Property, respectively, or any environmental contamination, damage or violation arising out of the use of the Property prior to such date.

10.   This Consent, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina.

2

THIS CONSENT is entered into by Lessor, Assignor and Assignee on the day and year first above written.

LESSOR:

WHITE GRANITE INC., a North Carolina corporation

By:
Name:
Title:

ASSIGNOR:

ROCKWELL GRANITE COMPANY, a Georgia corporation

By:
Title:
Name:

ASSIGNEE:

CAROLINA QUARRIES, INC. a Delaware corporation

By:
Title:
Name:

EXHIBIT A-1

 Original Lease

(attached)

EXHIBIT A-2

 Lease Amendment

(attached)

EXHIBIT B

Assignment of Lease Agreement

(to be attached)

STATE OF NORTH CAROLINA

LEASE

COUNTY OF ROWAN

     THIS CONTRACT AND LEASE, made and entered into as of the 1st day of December, 1996, by and between FAITH GRANITE CORPORATION, a North Carolina corporation, hereinafter referred to as "Lessor", and ROCKWELL GRANITE COMPANY, a Georgia corporation, hereinafter referred to as "Lessee";

W I T N E S S E T H:

     That for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable considerations known between the parties hereto, and the mutual covenants and promises hereinafter contained, the parties do hereby agree as follows:

     1.    For good and valuable consideration, Lessor does hereby let, demise and lease the property more particularly shown on Exhibit "A", attached hereto and incorporated herein by reference, being Parcels 1 and 3 consisting of 14.129 acres (the "Property"). Lessor further grants Lessee the right to use that right of ingress, egress and regress as noted in Deed Book 539, page 940, Rowan County Registry.

     To have and to hold said Property during the term of this Lease, together with the privileges and appurtenances thereunto belonging, subject to the covenants, conditions, and limitations contained in this Lease, and all zoning and other governmental regulations affecting the Property now or hereafter in force.

     2.    Lessor covenants that it is in the quiet and peaceable possession and enjoyment of the Property under claims of right by purchase and conveyance and that it will, during the term of this Lease preserve and protect its title to the Property so that Lessee shall possess and enjoy the leasehold estate hereby demised as fully and amply and as Lessor possesses and enjoys his freehold estate reserved.

     3.    This Lease shall be effective upon its execution by the parties hereto, and shall extend for a period of ten (10) years from said date, unless earlier terminated as herein provided.

     4.    The purpose of this Lease is for the quarrying of granite rock and operation of a quarry in connection therewith. Lessee is granted the right to go upon the leased Property to conduct a quarrying operation, with full rights of ingress and egress, and to remove therefrom any and all stone found thereon or therein, and to do all things necessary, convenient or helpful in the conduct of quarrying operations, including, but not limited to, the right to drill, core dynamite, excavate, and remove overburden; the right to establish and maintain grout piles; the right to place and remove equipment, buildings, guy wires, cranes and hoists; the right to make all reasonable use of the water of the leased Property in its operations; the right to run electric and telephone wires and lines over and upon the leased Property, but only in such a manner as to not unnecessarily interfere with the use of such land by Lessor. The consent of Lessor shall be required for the construction or erection of such electric and telephone wires and such consent shall not be unreasonably withheld.

     5.    Lessee covenants and warrants that it will use, occupy and maintain the leased Property at all times in a safe and lawful condition, and shall prohibit anything which shall unreasonably endanger or cause injury to any person or property. Lessee shall indemnify and save Lessor harmless from and against any loss, liability, damages, costs, expenses or claims of any kind arising out of the condition and maintenance of the Property, or out of Lessee's use, occupation or activities thereon, or out of any acts, activities or omissions of any kind by Lessee, its agents, servants or employees. Lessee shall obtain and maintain at all times, a policy of public liability insurance with coverage in the amount of $1,000,000.00, placed with an insurer and upon such terms and conditions as are satisfactory to Lessor, and shall cause Lessor to be named as an additional insured on such policies. Lessee shall furnish Lessor a certificate of insurance certifying such coverage.

     In the event that any governmental and/or regulatory agency or authority shall issue a citation or other process against the Lessee or Lessee's representative for any material act of omission or commission with respect to the safe operation of any and all activities being conducted by the Lessee on the Property, the Lessee shall immediately provide a copy to Lessor and shall take all steps necessary to correct the action so cited within sixty (60) days from the notice thereof (provided that within the governmental regulatory guidelines such corrective action can be taken within sixty (60) days).

     Failure of the Lessee to take such corrective action within the sixty (60) day period (provided that such corrective action is possible within that time frame) shall operate as a default, and the Lessor shall thereupon have the right without further notice to terminate this contract in all respects.

     6.   Lessee shall conduct all of its quarrying activities on the Property in a commercially reasonable fashion in accordance with industry standards. Without limiting the generality of the foregoing, Lessee specifically agrees to assume all responsibility for compliance with any necessary reclamation plans in connection with its operation of a quarry upon the Property, and Lessee shall bear all reclamation expenses related thereto upon the termination of this Lease. Lessee covenants and warrants that it will, at its own cost and expense, comply with all laws, rules and regulations of all local, state and federal governments or any departments, agencies or bureaus thereof, applicable to the leased Property or Lessee I s use and occupation thereof, and shall indemnify and save Lessor harmless from and against any loss or other damage from the violation of any applicable law or regulations. In particular, Lessee will not use or store any noxious or hazardous materials, including petroleum products or flammable or explosive materials, on the leased Property, except as permitted by and in full compliance with all applicable laws and regulations. Lessee hereby grants to Lessor reasonable access to the Property to enable Lessor to inspect the Property to assure Lessee's compliance with the requirements of this Lease, including, but not limited to, the conduct of an initial and subsequent annual "base line" surveys of the Property and granite deposits thereof. Such surveys shall be undertaking at Lessor's expense. Lessee shall indemnify and save Lessor harmless from and against any loss, liability, damages, costs, expenses or claims of any kind arising out of the existence, maintenance, or presence of noxious or hazardous materials on said Property or any discharge therefrom, or the violation of any applicable laws or regulations. Lessee does not waive its right to contest any law, rule or regulation imposed, provided that such contest does not expose Lessor to any liability.

      7.    During the Lease term, Lessee shall pay Lessor in advance a fixed quarterly rental of $17,500. As additional rent hereunder, Lessee shall pay to Lessor royalties of $1.40 per cubic foot on all granite exceeding 40,000 cubic feet per annum that is removed from the Property by Lessee (other than that removed as waste or rubble materials); provided, however, that any waste or rubble materials that are transferred by Lessee or any affiliate for compensation, shall be included for the purpose of calculating royalties due hereunder. Lessee shall pay to Lessor all earned royalties owing hereunder on or before the last day of the month following the calendar month in which Lessee has removed the granite.

     Notwithstanding the foregoing provisions relating to the minimum production of 40,000 cubic feet of granite, Lessee shall pay Lessor a minimum annual royalty of $10,000 which shall be due and payable on or before sixty (60) days after the commencement date of this Agreement and sixty (60) days after each anniversary date thereof.

     It is agreed that prompt payment of the said rentals specified above is of the essence of this Lease, and upon failure to pay same when due as herein provided, Lessor shall have the right to cancel this Lease, upon the express condition that Lessor shall first provide Lessee with written notice that payment is due; whereupon, Lessee shall have thirty (30) days from the date of said notice within which to cure the default by making full payment due. Failure to pay all sums due within the thirty (30) day period shall result in Lessor having the option of terminating the Lease thirty (30) days thereafter. All sums owing shall also draw interest at the rate of two (2%) percent per month after said date due until paid. Lessee shall pay Lessor's costs of collection, including, but not limited to, reasonable attorney's fees in the event Lessor collects amounts due hereunder through an attorney at law.

     8.    As security and collateral for Lessee's obligations to make the payments described in Section 7 above, Lessee hereby pledges and assigns to Lessor security title to and grants a security interest in the following assets and property of Lessee (collectively, the "Collateral"): (i) all buildings, improvements and fixtures on the Property owned by Lessee and (ii) the equipment described on Schedule A, attached hereto and incorporated herein by reference. Without limitation of Lessor's other rights and remedies under this Lease, upon the occurrence of a default in payment by Lessee which remains uncured as provided in Section 7 above, Lessor shall have the right to exercise any and all of its rights and remedies against the Collateral in accordance with the applicable provisions of Article 9 of the Uniform Commercial Code as adopted in the State of North Carolina. Lessee shall execute and cause appropriate UCC-l filings to be filed and maintained in order to give notice of Lessor's security rights. Said notices shall be recorded and copies provided to Lessor prior to Lessee entering upon the Property. Further, Lessor shall have the right to require additional collateral for the payment of Lessee's obligations hereunder in the event that Lessor, exercising reasonable judgment, deems itself insecure (as such term is used in Section 1-208 of the Uniform Commercial Code, as adopted in the State of North Carolina). In such event and upon thirty (30) days prior written notice thereof from Lessor, Lessee shall convey to Lessor a security interest in such a quantity of Lessee's granite production on Lessee's adjoining property as shall reasonably be necessary to secure Lessee's payment obligations hereunder.

      9.   Lessee shall keep complete records of all granite quarried and shipped from the Property and all sales and collections made thereon in order to provide Lessor with sufficient information to verify all weights, amounts, billings and collections relating to such granite. Without limitation of the foregoing, Lessee shall keep records showing the total selling price and total volume of all stone quarried and removed from the Property (other than that removed as waste or rubble materials and on which no royalty is due). Lessee will provide a written monthly report, by the 15th day of each month, showing the volume and value of granite removed from the Property during the previous month (other than granite removed as waste or rubble materials on which no royalty is due). Once per quarter, Lessee shall submit a written accounting of the financial information described in the previous sentence to Lessor, duly certified as to accuracy by an officer of Lessee. Lessor shall have the right to examine all such records during reasonable business hours, which right may be exercised no more than once during each calendar month of this Agreement. Lessor shall bear all expenses incurred by Lessor in connection with such inspections and examinations; provided, however, Lessee shall reimburse Lessor for the costs thereof in the event that Lessor's inspection reveals that Lessee has failed to report, and pay royalties on, granite sales during the financial period covered by Lessor's examination.

      10.   During the term of this Lease, Lessor shall pay all property taxes levied against the land constituting the demised Property for the year 1996, and Lessor shall pay the same amount each year thereafter toward the said property taxes levied in each successive year. Lessee shall pay any increased amount of property taxes levied against the Property in any year subsequent to 1996. It shall be the responsibility of Lessee to pay when due any and all ad valorem taxes: (i) upon any and all buildings and quarrying equipment and other property of Lessee which may be upon the demised Property and (ii) upon any extractions of granite from the Property. In the event that nonpayment of taxes by Lessor results in action or threatened action by Rowan County to sell the Property through tax foreclosure, Lessee shall have the option of paying the Lessor's tax and to be reimbursed for the same by Lessor.

       11.   Lessee further covenants that Lessor shall have at all times during the term of the Lease the right to pay taxes, assessments, water rates, liens or other charges upon said Property, and the improvements thereon, and also to redeem said Property from any sale that may be made of the same for taxes or assessments; written notice of Lessee's obligation shall be provided to the Lessee who shall, within thirty (30) days of said Notice, comply with said obligation. Failure to comply within the thirty (30) day period shall result in Lessor having the option of terminating the Lease thirty (30) days thereafter.

        12.  It is agreed that Lessee shall have thirty (30) days after the expiration of this Lease or extension thereof, providing all rents and royalties due hereunder shall have been fully paid, within which to remove any and all machinery, equipment, buildings, derricks, and other property placed thereon by Lessee, and all of such property shall be considered and treated as personal property of Lessee regardless of the manner in which it may be attached to the realty and may be detached by Lessee at its will or pleasure, so long as done in a professional manner and in such fashion as to cause the least possible damage to the Property.

         13.   Provided all rental payments are current, and Lessee is in compliance with all terms and conditions of this Lease, Lessee may assign this Lease or sublet the Property with the prior written consent of Lessor which consent shall not be unreasonably withheld; but such assignment or subletting shall not relieve Lessee of the primary responsibility and liability to Lessor for performance of all terms and conditions contained herein. If Lessee subleases or assigns the Property and, as a result, Lessee realizes any gain or profit from payments over Lessee's rental payments hereunder, then Lessee shall remit to Lessor one-half of such realized gain or profit. Lessee may sublease or assign this Lease to an affiliate (defined as a company that is owned at least 67% by Lessee and in which Lessee has voting control). The terms of any such assignment or sublease to an affiliate shall be disclosed to Lessor who may, in its sole discretion, waive in whole or in part, its participation in any net gain or profit as to that transaction.

           14.   This Lease, and all provisions hereof shall be binding upon the parties hereto, their heirs, executors, administrators, personal representatives, successors and assigns, and is made and shall be construed under the laws of the State of North Carolina. Lessee's indemnification obligations shall survive the termination of this Lease for any reason.

           15.    It is agreed that a short form memorandum of this Lease may be simultaneously executed between the parties for recording purposes, and such short form memorandum shall be subject to all terms, conditions, and provisions of this contract and agreement, whether stated therein or not, and the terms of this long form Lease are expressly by reference incorporated into and made a part of such short form memorandum.

           16.    Lessor has advised Lessee of the termination of the lease on the Property, by and between Lessor and William L. Comolli and Gianni Moscardini, dated March 12, 1991. In connection therewith, Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all claims made by such former lessees in connection with the termination of the previous lease; provided, however, that the indemnity herein contained should not be construed, in any manner, as an admission or acknowledgment that such lessees have any cause of action whatsoever in connection with the Property, the previous lease or any other matters involving the parties hereto.

           17.    Lessee hereby grants to Lessor or his assignee the first right and option to inspect and remove from the property all waste or residue granite materials that are not useable or saleable by Lessee in the ordinary course of its business. Accordingly, Lessor, upon reasonable advance notice to Lessee, shall have the right to enter the Property, and remove such materials at its own risk and expense.

LESSOR:

Unofficial Witness	FAITH GRANITE CORPORATION

Sworn to and subscribed before me this 29th day of October 2004	By:
/s/A.B.Roubin

Notary Public	Its: President
My commission expires:
[NOTARY SEAL]
ATTEST:

By:/s/Lawson J. Finlayson

Its: Secretary

LESSEE:

ROCKWELL GRANITE COMPANY
Sworn to and subscribed before me this 29th day of October 2004	By:

Notary Public	Its: Secretary
My commission expires:
[NOTARY SEAL]
ATTEST:

By:

Its: President

FIRST AMENDMENT TO LEASE

     This First Amendment to Lease is made and entered into as of the 29th day of October, 2004 by and between WHITE GRANITE INC., formerly named FAITH GRANITE CORPORATION, a North Carolina corporation ("Lessor") and ROCKWELL GRANITE COMPANY, a Georgia corporation ("Lessee").

    WHEREAS, Lessor and Lessee entered into that certain Lease (the "Lease") dated December 1,1996 regarding the lease of certain premises in Rowan County, North Carolina as more particularly described in the Lease; and

     WHEREAS, Lessor and Lessee desire to amend the terms and conditions of the Lease as provided herein.

      NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) in-hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

      1.  All capitalized terms not otherwise defined herein are as provided in the Lease.

      2.  Section three (3) of the Lease is hereby deleted in its entirety and replaced with the following: "This Lease shall be effective upon its execution by the parties hereto and shall extend for a period of ten (10) years from said date, unless earlier terminated as herein provided. Notwithstanding the foregoing, Lessee shall have the option to extend the term hereof for an additional ten (10) years (the "Option Period") provided that Lessee provides Lessor notice of its intention to exercise its option on or before June 1, 2005."

      3.  Section 7 of the Lease is hereby modified by deleting the first paragraph thereof and by adding in lieu thereof the following:

If Lessee exercises its option to extend the term as provided herein, then commencing December 1, 2006 and continuing throughout the Option Period, Lessee shall pay Lessor in advance an annual rental of $100,000.00 for the first year and thereafter an increase of 3% per annum shall be applied to the annual rental of $100,000.00. Therefore, in the second year a rental of $103,000.00 shall apply, in the third year a rental of $106,090.00 and so forth. As additional rent hereunder during the Option Period, Lessee shall pay to Lessor royalties of $1.40 per cubic foot on all granite exceeding 47,100 cubic feet per annum that is removed from the Property by Lessee (other than that removed as waste or rubble materials); provided, however, that any waste or rubble materials that are transferred by Lessee or any affiliate for compensation, shall be included for the purpose of calculating royalties due hereunder. Lessee shall pay to Lessor all earned royalties owing hereunder on or before the last day of the month following the calendar month in which Lessee has removed the granite.

     4.  The Lease is hereby modified by adding a new Section 18 thereto which shall read as follows:

          18.  Upon written approval of Lessee (said approval not to be unreasonably withheld, conditioned or delayed), Lessor shall have the right to access approximately one-half acre of the Property in a place chosen by Lessee and at the sole discretion of Lessee but reasonably suited to the requirements of the Lessor (the "Lessor's Access Area"). Prior to Lessor's entry onto the Lessor's Access Area, Lessor shall: (i) provide Lessee with all permits necessary to perform its intended activities on the Lessor's Access Area, (ii) obtain and maintain at all times during such occupancy, a policy of public liability insurance with coverage in the amount of not less than $1,000,000 placed with an insurer and upon such terms and conditions as are satisfactory to Lessee, and shall cause Lessee to be named as an additional insured on such policies, (iii) provide Lessee a certificate of insurance certifying such coverage, and (iv) provide Lessee with any other items reasonably requested by Lessee.

     5.   Pursuant to the terms of Section 8 of the Lease, Lessee has granted Lessor security title to the Collateral, consisting of buildings, improvements and fixtures on the Property and certain equipment described on Schedule A of the Lease. The parties acknowledge that most of such equipment presently is either obsolete or no longer in use. Accordingly, if Lessee exercises its option for an additional term during the Option Period, then Lessee shall provide substitute collateral (the "Substitute Collateral") as provided in this Section 5. The Substitute Collateral will secure Lessee's obligations for the payment of the annual rental during the Option Period. Initially, the Substitute Collateral will have an appraised value of not less than $1,000,000, effective as of the date of the exercise of the option, subject to reduction as described below (the "Secured Obligations"). The Substitute Collateral, at Lessee's election, shall consist of either a mortgage on Lessee's adjoining real estate or a security interest in buildings, furniture, fixtures or equipment (or both) provided that the Substitute Collateral has an appraised value equal to the Secured Obligations. The amount of the Secured Obligations shall be reduced by $100,000 on a year-to-year basis during the Option Term. For example, at the end of the first year of the Option Period (November 31, 2007), the amount of the Secured Obligations will be reduced to $900,000, and the amount will be reduced to $800,000 at the end of the second year and so forth. At Lessee's request, Lessor shall release such items of Substitute Collateral as are appropriate in order to reduce the value of the Substitute Collateral on a dollar-for-dollar basis to the amount of the Secured Obligations. Lessor also acknowledges that, if Lessee grants a mortgage interest in Lessee's adjoining property, then Lessor's mortgage interest may be made subordinate to other mortgage indebtedness. At any time after the exercise of the option, Lessee shall have the right to provide replacement collateral in exchange for the existing Substitute Collateral subject to Lessee's delivery of reasonable appraisals as to the value of such replacement collateral. This Section 5 amends Section 8 of the Lease. In the event of any inconsistencies between this Section 5 and such Section 8, the terms of Section 5 will prevail.

     6.   The Guaranty of Payment and Performance, dated December 1, 1995, executed by Granite & Quartzite Centre Incorporated, which is attached to the Lease, hereby is terminated and deleted in its entirety.

      7.   Lessor and Lessee hereby agree and acknowledge that, as of the date hereof, no default exists pursuant to the Lease, and no circumstance currently exists that, with the passage of time, would cause an event of default pursuant to the Lease.

2

       8.  Except as modified herein, the Lease remains in full force and effect, the parties hereto hereby ratify the same.

LESSOR:

Unofficial Witness	WHITE GRANITE, INC. formerly named FAITH GRANITE CORPORATION

Sworn to and subscribed before me this 29th day of October 2004	By:

Notary Public	Its: President
My commission expires:
[NOTARY SEAL]
ATTEST:

By:

Its: Secretary

LESSEE:

ROCKWELL GRANITE COMPANY
Sworn to and subscribed before me this 29th day of October 2004	By:

Notary Public	Its: Secretary
My commission expires:
[NOTARY SEAL]
ATTEST:

By:

Its: President

3

EXHIBIT 10.3

February 15, 2005

Rock of Ages Corporation 772 Graniteville Road Graniteville, Vermont 05654 Attention: Chief Executive Officer

Re:Consent to Rockwell Quarry Acquisition

Gentlemen:

We refer to the Financing Agreement, dated as of December 17, 1997, by and among Rock of Ages Corporation ("Rock"), Rock of Ages Kentucky Cemeteries, LLC ("Kentucky"), Autumn Rose Quarries, Inc. ("Autumn Rose"), Carolina Quarries, Inc. ("Carolina"), Pennsylvania Granite Corp. ("Pennsylvania"), Keith Monument Company LLC ("Keith"), Rock of Ages Memorials Inc. ("Memorials"), Sioux Falls Monument Co. ("Sioux Falls;" Rock, Kentucky, Autumn Rose, Carolina, Pennsylvania, Keith, Memorials and Sioux Falls each a "Company" and collectively the "Companies"), The CIT Group/Business Credit, Inc. ("CIT") and the other financial institutions from time to time parties thereto, as lenders (the "Lenders"), and CIT as agent for the Lenders (in such capacity, the "Agent") as such agreement has been and may hereafter be amended, renewed, restated or otherwise modified from time to time (the "Financing Agreement"). Capitalized terms used herein and defined in the Financing Agreement shall have the meanings set forth therein unless otherwise specifically defined herein.

Description of the Transactions

I.  The Acquisition

   You have informed us that Carolina has entered or is about to enter into that certain Asset Purchase Agreement, dated February 15, 2005 (the "Purchase Agreement"), by and among Carolina, as buyer, Rockwell Granite Company, a Georgia corporation, as seller ("Seller"), and Granite Quarries USA, Inc., a Georgia corporation ("Shareholder"), pursuant to which Carolina will purchase from Seller all of the assets and properties of Seller that are related in any way to the "Rockwell Quarry" (as defined in the Purchase Agreement), including, without limitation, the "Assets" (as defined in the Purchase Agreement), as more fully described in the Purchase Agreement and Exhibit 2.1 thereto, for $3,500,000 in cash (the "Purchase Price"). The transaction described in this paragraph is hereinafter referred to as the "Acquisition".

II.  The Lease

   You have also informed us that, in connection with the Acquisition: (a) Seller and Carolina are entering into that certain Lease Assignment, dated February 15, 2005 (the "Lease Assignment"), pursuant to which Seller will assign to Carolina, and Carolina will assume, all of Seller's rights, obligations, liabilities and duties under that certain Contract and Lease, dated December 1, 1996, between Seller, as lessee, and White Granite Inc., f/k/a Faith Granite Corporation, a North Carolina corporation, as lessor ("Lessor"), as amended by the First Amendment to Lease, dated October 29, 2004 (together, the "Lease"); (b) Lessor, Seller and Carolina are entering into that certain Consent to Assignment and Amendment of Lease, dated February 15, 2005 (the "Consent"), pursuant to which Lessor will consent to the Lease Assignment and to the modification of certain terms of the Lease; and (c) Carolina will deliver to Lessor, as security for Carolina's obligations under the Lease, a standby letter of credit in the amount of $100,000, issued for the account of Carolina and the benefit of Lessor (the "Letter of Credit"). The transactions described in this paragraph are hereinafter collectively referred to as the "Lease Transaction".

III.  The Settlement

   You have also informed us that, pursuant to that certain Release and Settlement Agreement, dated as of January 26, 2005 (the "Settlement Agreement"), among Childs & Childs Granite Co., Inc., Mize Acquisition, Inc. (the foregoing, collectively, "Childs"), ROA and Memorials, ROA and Memorials have agreed to settle all claims between them and Childs with respect to the Note (as defined in the Settlement Agreement) in exchange for $300,000 in cash (the "Cash Settlement Amount") and a product credit worth up to $100,000. The transaction described in this paragraph is hereinafter referred to as the "Settlement".

Consent

   This letter is to confirm our consent to the consummation of each of the Acquisition, the Lease Transaction and the Settlement, provided that: (a) the Acquisition shall be consummated pursuant to the terms of the Purchase Agreement, which terms shall be substantially similar to the terms set forth in the draft thereof dated January 10, 2005 (a copy of which has been delivered to Agent); (b) the Lease Transaction shall be consummated pursuant to the terms of the Lease Assignment and the Consent, which terms shall be substantially similar to the terms set forth in the draft thereof delivered to Agent; (c) the Settlement shall be consummated pursuant to the terms of the Settlement Agreement, which terms shall be substantially similar to the terms set forth in the draft thereof delivered to Agent; (d) subject to satisfaction of all of the conditions for the making of an Acquisition Term Loan set forth in the Financing Agreement, the Purchase Price shall be funded with the proceeds of an Acquisition Term Loan in the amount of $3,500,000 (the "Rockwell Acquisition Term Loan"); (e) a portion of the Rockwell Acquisition Term Loan equal to $2,000,000 shall amortize in accordance with Section 4 of the Financing Agreement; (f) the Letter of Credit shall be issued pursuant to the Financing Agreement; (g) promptly upon ROA's and/or Memorial's receipt thereof, the Cash Settlement Amount shall be deposited in the Companies' lockbox with Agent; and (h) Agent shall have received all of the following, each in form and substance satisfactory to Agent:

         (a)  a copy of this letter duly executed and delivered by the Companies and Chittenden Trust Company;

        (b)   a collateral assignment in favor of Agent of all of Carolina's right, title and interest in, to and under the Purchase Agreement and all related acquisition documents, duly executed and delivered by Carolina and consented to in writing by Seller and Shareholder;

         (c)    a mortgage or deed of trust executed by Carolina, as mortgagor, in favor of Agent, as mortgagee, granting to Agent a first mortgage lien on all of the land and improvements being acquired by Carolina pursuant to the Purchase Agreement, to secure payment of the Companies' Obligations under the Financing Agreement (the "Mortgage");

        (d)    a mortgagee's title policy with respect to the Mortgage or marked-up unconditional binder for such insurance, which policy shall: (i) be in an amount satisfactory to Agent; (ii) insure that the Mortgage creates a valid lien on the real property covered by the Mortgage, free and clear of all defects and encumbrances except those acceptable to Agent; (iii) name Agent on behalf of Lenders as the insured thereunder; and (iv) contain such endorsements and effective coverage as Agent shall require, including, without limitation, a revolving line of credit endorsement;

        (e)    evidence that all premiums in respect of the title insurance policy referred to in clause (d) above have been paid by the Companies and that all charges for mortgage recording taxes with respect to the Mortgage, if any, shall have been paid by the Companies;

        (f)     maps or plats of a perimeter or boundary of the site of each of the properties covered by the Mortgage, dated a date satisfactory to Agent and the relevant title insurance company, prepared by an independent professional licensed land surveyor satisfactory to Agent and the relevant title insurance company, which maps or plats and the surveys on which they are based shall also be satisfactory to Agent and the relevant title company;

        (g)    a reliance letter from WPC Engineering, Environmental & Construction Services ("WPC") in favor of Agent with respect to all of the environmental site assessment reports prepared by WPC with respect to the Rockwell Quarry on or before the date hereof;

        (h)    a collateral assignment of the Lease executed by Carolina in favor of Agent, consented to in writing by Lessor;

        (i)     a Landlord's Waiver and Consent with respect to the premises being leased by Carolina under the Lease, executed by Lessor;

       (j)     results of current searches of the applicable public records showing that no UCC financing statements, state or federal tax liens, judgments, pending litigation or bankruptcy proceedings are of record with respect to Seller or any of its properties;

       (k)    fully executed copies of the Purchase Agreement, the Lease, the Lease Assignment, the Consent and the Settlement Agreement, together with all exhibits and schedules thereto, and copies of all other agreements, documents and instruments executed and/or delivered in connection therewith;

         (l)    a list of all Operating Leases of the Companies (including, without limitation, the Lease, if applicable), setting forth the aggregate obligations of the Companies with respect to each such lease during each fiscal year, commencing with the 2005 fiscal year; and

        (m)   a Second Amended and Restated Promissory Note, substantially in the form of Exhibit A to the Financing Agreement, in the amount of $19,500,000, evidencing all of the outstanding Acquisition Term Loans (including, without limitation, the Rockwell Acquisition Term Loan), executed by the Companies and payable to Agent.

Post-Closing Covenants

I.   Environmental Remediation

    The Companies hereby agree to deliver to Agent, on or before the 120th day after the date hereof, an updated environmental site assessment report, prepared by WPC or another environmental firm acceptable to Agent, which demonstrates that all of the "recognized environmental conditions" described in WPC's Phase I Environmental Report dated January 10, 2005 and WPC's Soil & Stormwater Assessment dated January 21, 2005 (collectively, the "Reports") have been addressed in accordance with all of the recommendations made by WPC in the Reports and in compliance with all applicable state and federal environmental laws. Unless and until the covenant contained in this paragraph shall have been performed in full, none of the Real Estate or Equipment acquired pursuant to the Purchase Agreement shall constitute Eligible Fixed Assets. The Companies' failure to comply with the covenant contained in this paragraph shall constitute an Event of Default.

II. Additional Real Estate Collateral

    The Companies hereby agree to deliver to Agent, on or before the 45th day after the date hereof, all Real Estate Documentation (as defined in the Fifth Amendment to the Financing Agreement) required by Agent in order for Agent to obtain a first mortgage lien for the benefit of the Lenders on all of the Companies' real property at the following locations: (a) 558 Graniteville Road, Graniteville VT (Visitor's Center); (b) Twitty Mill Road, Heath Springs, SC; and (c) numerous woodlands contiguous to Graniteville, Websterville and Williamstown, VT properties. The Companies' failure to comply with the covenant contained in this paragraph shall constitute an Event of Default.

    The consents set forth in this letter are granted to the Companies in this particular instance in light of the facts and circumstances that presently exist, and Agent's and Lenders' grant of these consents shall not constitute a course of dealing or a waiver of Agent's or any Lender's rights to withhold consent for any similar request in the future.

    You agree to reimburse Agent for any reasonable Out-of-Pocket Expenses incurred by Agent in connection with this letter and the transactions contemplated hereby. All such amounts may, at Agent's option, be charged to your Collective Loan Account under the Financing Agreement.

    This letter shall be governed by and construed in accordance with the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   No other change in or waiver of the terms or provisions of the Financing Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement, would you kindly so indicate by signing and returning the enclosed copy of this letter.

THE CIT GROUP/BUSINESS CREDIT, INC. as Agent and as a Lender

By:/s/Nick Malatestinic
Name: Nick Malatestinic Title: Vice President and Team Leader

Accepted and agreed to as of the date above first written:

ROCK OF AGES CORPORATION
ROCK OF AGES KENTUCKY CEMETERIES, LLC
CAROLINA QUARRIES, INC.
AUTUMN ROSE QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.
KEITH MONUMENT COMPANY LLC
ROCK OF AGES MEMORIALS INC.
SIOUX FALLS MONUMENT CO.

By:	/s/Kurt M. Swenson
Name:	Kurt M. Swenson
Title:	Chairman and Chief Executive Officer of each of the above Companies

CHITTENDEN TRUST COMPANY, as a Lender

By:
Name:
Title:

Signature Page to Consent

EXHIBIT 10.4

SECOND AMENDED AND RESTATED
PROMISSORY NOTE

Original date of execution: December 27, 2000
Date of first amendment and restatement: October 25, 2002
Date of second amendment and restatement: February 15, 2005

$19,500,000.00

     FOR VALUE RECEIVED, the undersigned, ROCK OF AGES CORPORATION, a Delaware corporation, ROCK OF AGES KENTUCKY CEMETERIES, LLC, a Delaware limited liability company, CAROLINA QUARRIES, INC., a Delaware corporation, AUTUMN ROSE QUARRIES, INC., a Georgia corporation, PENNSYLVANIA GRANITE CORP., a Pennsylvania corporation, KEITH MONUMENT COMPANY, LLC, a Delaware limited liability company, ROCK OF AGES MEMORIALS INC., a Delaware corporation, and SIOUX FALLS MONUMENT CO., A South Dakota corporation, and such other subsidiaries or affiliates of the foregoing as the Lenders, by unanimous consent, permit to become parties to the Financing Agreement (herein the "Companies") jointly and severally, promise to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (herein the "Agent") as Agent for itself and the other lenders that are, or may be, pursuant to the terms of the Financing Agreement referred to below, lenders to the Companies, at its office located at 1211 Avenue of the Americas, New York, New York 10036, in lawful money of the United States of America and in immediately available funds, the principal amount of Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) in accordance with the provisions of Section 4 of the Financing Agreement (as defined below).

    Each Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement (as defined below).

    If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This Note is one of the Promissory Notes referred to in the Financing Agreement, dated December 17, 1997 (as amended, the "Financing Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement), between the Companies, the Agent and the lenders that are now, or in the future, a party thereto, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein. This Note amends, supercedes and replaces in their entirety all existing Promissory Notes evidencing Acquisition Term Loans (the "ExistingNotes"); provided, however, that all Obligations outstanding under the Existing Notes continue to be outstanding as of the date hereof under this Note. This Note is not and shall not be deemed to be a cancellation or novation with respect to any Obligations under the Existing Notes and the Companies' execution and delivery of this Note shall constitute an express acknowledgment and confirmation of, and agreement with, the foregoing.

Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of the Agent, or at the direction of the Required Lenders, immediately due and payable as provided in the Financing Agreement.

ROCK OF AGES CORPORATION
ROCK OF AGES KENTUCKY CEMETERIES, LLC
CAROLINA QUARRIES, INC.
AUTUMN ROSE QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.
KEITH MONUMENT COMPANY LLC
ROCK OF AGES MEMORIALS INC.
SIOUX FALLS MONUMENT CO.

By:/s/Kurt M. Swenson
Name: Kurt M. Swenson
Title: Chairman and Chief Executive Officer

EXHIBIT 10.5

ASSET PURCHASE AGREEMENT

(McColly Memorials, Inc.)
(Shetler Memorials, Inc.)
(Enterline Monuments, Inc.)

        ASSET PURCHASE AGREEMENT made and executed this 16th day of February, 2005, by and among Rock of Ages Memorials, Inc., a Delaware corporation, with a principal office located at 772 Graniteville Road, Graniteville, Vermont 05641 (the "Buyer"); McColly Memorials, Inc., a Pennsylvania corporation with a principal place of business at 759 South Main Street, Greensburg, PA 15601 ("McColly"); Shetler Memorials, Inc., a Pennsylvania corporation with a principal place of business at 935 Tire Hill Road, Johnstown, Pennsylvania 15905 ("Shetler"); and Enterline Monuments, Inc., a Pennsylvania corporation with a principal place of business at 167 S. McKean, Kittanning, Pennsylvania 16201 ("Enterline") (McColly, Shetler and Enterline are hereby sometimes collectively referred to as the "Sellers"); and Joseph Huber and Barbara Huber, each of RFD # 1, Box 157, Latrobe, Pennsylvania 15650 ("Shareholders").

RECITALS:

        Shareholders own all of the issued and outstanding shares of capital stock of McColly, Shetler and Enterline. The Buyer desires to purchase and assume, and the Sellers desire to sell and assign, certain real property, assets and liabilities of the Sellers upon the terms and subject to the conditions of this agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

       As used in this agreement, the following terms shall have the following meanings:

            (a)    The term "Affiliate" or "affiliate" means, with respect to a given person, a person who controls, is controlled by or is under common control with, such person.

            (b)     The term "Affiliated Group" has the meaning described in Section 1504 of the Code, without regard to the exceptions contained in subsection (b) thereof.

            (c)     The term "Buyer Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, results of operations, business, properties, assets, liabilities or prospects of Buyer, Rock of Ages Corporation, a Delaware corporation and Parent of Buyer ("Parent"), or any of Buyer's or Parent's respective Subsidiaries, taken as a whole (hereinafter referred to as the "Buyer Group").

              (d)    The term "Code" means the Internal Revenue Code of 1986, as amended.

              (e)    The term "Competing Transaction" shall mean any of the following involving any or both of the Sellers (other than the transactions contemplated by this agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of five percent (5%) or more of the assets of a Seller in a single transaction or a series of related transactions; or (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of a Seller or the filing of a registration statement under the Securities Act in connection therewith.

              (f)     The term "Environmental Law" means any applicable federal, state or local statutory or common law, and any applicable regulation, code, plan, order, decree, judgment, permit, license, grant, franchise, concession, restriction, agreement, requirement and injunction issued, entered, promulgated, or approved thereunder, relating to the environment, or human health or safety relating to occupational or environmental matters, including, without limitation, any law relating to emissions, discharges, releases or threatened releases of hazardous materials or substances in the environment (including without limitation, air, surface water, groundwater and land), relating to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of Hazardous Materials or substances.

              (g)     The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (h)     The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (i)      The term "Expenses" means all reasonable out-of-pocket expenses (including without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated by this agreement.

              (j)       The term "DGCL" means the Delaware General Corporation Law, as amended.

              (k)      The term "Governmental Entity" means any federal, state, local or foreign government or any agency thereof.

              (l)        The term "Hazardous Materials" means pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, without limitation, asbestos, petroleum and its derivatives and by-products, and any other hydrocarbons, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar Law as of the Closing Date.

             (m)       The term "knowledge" means the actual knowledge of a person, or of its current officers and directors in the case of a corporate person, after reasonable investigation. For purposes of establishing the knowledge of a corporate person, "reasonable investigation" means the inquiry has been made of those persons employed or retained by the corporate person or its Subsidiaries who are likely to know facts of the subject matter being investigated and all files or documents in the possession of all such persons which relate to the subject matter being investigated have been reviewed. The parties hereby acknowledge, that in any event, "reasonable investigation" shall not require the party representing such fact or statement to make inquiry of customers or agents of such corporate person.

              (n)       The term "Law" means any foreign, federal, state or local law, statute, rule, ordinance, bylaw or regulation (including codes, plans, judgments, injunctions, administrative interpretations, orders or changes thereunder), including Environmental Laws.

              (o)       The term "Lien" means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

              (p)       The term "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

              (q)       The term "Securities Act" means the Securities Act of 1933, as amended.

              (r)        The term "Seller Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, results of operations, businesses, properties, assets, liabilities or prospects of a Seller.

               (s)       The term "Subsidiary" (or its plural) as used in this agreement with respect to Sellers, Buyer or any other person, shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which Sellers, Buyer or such other person, as the case may be (any alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

               (t)       The term "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together within any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the party in question or any Subsidiary thereof.

              (u)       The term "Parent" shall mean Rock of Ages Corporation, a Delaware corporation and the parent corporation of Buyer.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND
ASSUMPTION OF LIABILITIES

          2.1  Purchase of Assets. Subject to the terms and conditions of this agreement, the Sellers agree to sell, assign, transfer, convey, and deliver to the Buyer on the Closing Date (as hereinafter defined), and the Buyer agrees to purchase from the Sellers on the Closing Date, the assets and properties of the Sellers, wherever the same may be located (collectively referred to as the "Assets") including without limitation the Assets listed on Exhibit 2.1; provided that the Assets will not include the items of real and/or personal property identified as "Excluded Assets" on Exhibit 2.1 (collectively referred to as the "Excluded Assets").

          2.2  Purchase of McColly Realty. Subject to the terms and conditions of this agreement, McColly agrees to sell, assign, transfer, convey and deliver to the Buyer on the Closing Date, and the Buyer agrees to purchase from McColly on the Closing Date, all of McColly's right, title and interest in and to the real property located at 759 South Main Street, Greensburg, Pennsylvania (the "McColly Realty").

          2.3  Purchase of Shetler Realty. Subject to the terms and conditions of this agreement, Shetler agrees to sell, assign, transfer, convey and deliver to the Buyer on the Closing Date, and the Buyer agrees to purchase from Shetler on the Closing Date, all of Shetler's right, title and interest in and to the real property located at 935 Tire Hill Road, Johnstown, Pennsylvania (the "Shetler Realty").

         2.4   Liabilities and Obligations Not Assumed.  Buyer shall not assume any liabilities, obligations or undertakings of Sellers, or the Shareholders, of any kind or nature whatsoever, whether fixed or contingent, known or unknown to Sellers, or the Shareholders, determined or determinable, except as expressly identified on Exhibit 2.2 (said liabilities identified on Exhibit 2.2 being collectively referred to as the "Assumed Liabilities"), and those liabilities that may have been incurred by Seller's and or Shareholders in the ordinary course of the operation of the businesses. Each of the Sellers and Shareholders, jointly and severally, hereby agree to indemnify and hold Buyer harmless from and against all costs, claims, actions, debts, liabilities, obligations and undertakings of Seller and Shareholders, excepting the Assumed Liabilities and those liabilities incurred in the ordinary course of the businesses, if any.

         2.5   Bulk Sales.  Buyer and Sellers each hereby waive compliance by the other with any applicable provisions of the bulk sales laws of the Commonwealth of Pennsylvania or any other applicable jurisdiction, and Sellers and Shareholders each hereby agree to indemnify and hold Buyer harmless from any loss, cost or damage, including without limitation reasonable attorneys fees and payments to any of Sellers' creditors, incurred by Buyer because of Sellers' or Buyer's noncompliance with said bulk sales laws.

          2.4    Closing.  The closing of the purchase and sale hereunder (the "Closing") shall take place at the offices of Pietragallo, Bosick & Gordon, One Oxford Centre, Pittsburgh, Pennsylvania at 10:00 a.m. local time, on February 16, 2005 in accordance with the provisions of Article VI hereof after all of the conditions set forth in this agreement shall be fulfilled or waived in accordance with this agreement and applicable law, or at such other time, date and/or place as the parties may agree. The date and time at which the Closing actually occurs is referred to as the "Closing Date".

           2.5   Determination of and Allocation of the Purchase Price.

                   (a)  The aggregate purchase price for the Assets (the "Purchase Price") shall be Six Hundred Twenty Five Thousand Dollars ($625,000.00) (the "Cash Purchase Price"), adjusted as of the Closing Date in accordance with section 2.5(b) below.

                   (b)   The Purchase Price shall be adjusted on the Closing Date as follows: On the Closing Date, the Buyer and Sellers shall prepare a report showing all open orders associated with customer deposits, and any preneed liabilities as of the Closing Date that will be assumed by the Buyer. The Cash Purchase Price shall be adjusted either upward or downward by these liabilities in accordance with the formula set forth below:

                           (i)  For open sales orders where no granite has been received and must be supplied by Buyer, the liability shall be 75% of the selling price of the order less the cost of the foundation;

                           (ii)  For all open lettering orders the liability shall be 70% of the selling price of the order;

                           (iii)  For open sales orders where the granite necessary to complete the order has been received or is in inventory (provided, however, that the value of the granite in inventory and used for open orders shall not be counted towards the minimum inventory in section 4.3(v) ) , the liability shall be 40% of the total amount of the order less the cost of the foundation ; and

                           (iv)  For open orders where the granite necessary to complete the order has been received, and all plant work has been completed such that the only remaining work to be done is the setting of the memorial, the liability shall be 10% of the sales price of the order less the cost of the foundation. No adjustment shall be made under this subparagraph for open orders for memorials for Shareholders, Shareholders' Family, or Employees of Seller, the cost of which shall be borne solely by them. A list of these memorials will be separately stated on the report to be submitted at closing.

The calculation above will take into consideration the amount of deposit on an order at the time of closing such that ROAM will receive payment for the work needed to complete the order (as defined in 2.5(b.) i, ii, iii or iv above through the adjustment to purchase price, further collections on open orders, or a combination of both.

Example #1: An open order for $1,000 has a $500 deposit at the time of close. McColly took the order but has not received the granite. ROAM would expect to receive $750 (75% of $1,000) based on case 2.5 (b) i above. Since $500 will come from collection from the customer, the liability (or deduct from purchase price) will be $250 to make the total to ROAM $750.

Example #2: An open order for $1,000 has a $500 deposit at the time of close. McColly took the order and has received the granite. ROAM would expect to receive $400 (40% of $1,000) based on case 2.5(b) ii above. Since $500 will come from the customer, and ROAM is only due $400 to complete the order, ROAM would owe McColly $100 for this order at the time of close.

                    (c)  The parties agree to report the transactions contemplated by this agreement and to allocate the Purchase Price, for tax and accounting purposes in accordance with the allocations set forth on Exhibit 2.5, pursuant to Section 1060 of the Code, as amended, and the permanent and temporary Treasury Regulations thereunder.

        2.6 Payment of Purchase Price and Delivery of Title to the Assets. Upon the terms and subject to the conditions of this agreement, at the Closing:

                    (a)   Buyer shall deliver to Sellers on the Closing Date by Buyer's certified check, its counsel's trust account check, or by wire transfer pursuant to specific wire transfer instructions provided to Buyer at least five (5) days prior to the Closing Date, the amount of the Cash Purchase Price pursuant to Section 2.5, and shall pay or assume or otherwise satisfy the Assumed Liabilities (if any) pursuant to Section 2.5, by check or other mutually acceptable means on the Closing Date, subject to any withholdings or reserves from the Purchase Price as provided for in this agreement and any Exhibits hereto.

                     (b)  The Sellers shall each deliver to Buyer (i) bills of sale and assignment with full warranties of title, and all other necessary instruments necessary to transfer title to the Assets and Assumed Liabilities, free and clear of all liens, claims, pledges, encumbrances, charges, options, proxies or restrictions of any kind or nature, except for Permitted Encumbrances (as hereinafter defined); (ii) the agreements listed in Article III; (iii) in the case of McColly, a special warranty deed conveying insurable and marketable title to the McColly Realty, free and clear of all liens and encumbrances, except for Permitted Encumbrances; (iv) in the case of Shetler, a special warranty deed conveying insurable and marketable title to the Shetler Realty, free and clear of all liens and encumbrances, except for Permitted Encumbrances; and (v) funds for the payment of any taxes, if any, in respect to the sale, to the extent Buyer has any liability for the collection thereof, to which the transactions contemplated hereby may be subject under the laws of the Commonwealth of Pennsylvania.

                   (c)  Transfer taxes associated with the sale, assignment, transfer, and conveyance of the Realty set forth in paragraph 2.2 and 2.3 herein shall be divided equally between the parties.

                   (d)  State Sales tax associated with the sale and transfer of vehicles and /or equipment pursuant to the terms of this agreement shall be the sole responsibility of Buyer.

                   (e)  Buyer agrees to provide a satisfactory mechanism for the segregation and handling of all monies, refunds or account receivables sent to Buyer and owed to Seller, and to prompt remit same to Seller.

                   (f)   The parties shall provide satisfactory mechanism for the payment of liabilities which are not being assumed by Buyer (the "Excluded Liabilities"), including but not limited to the Excluded Liabilities identified on Exhibit 2.6(c).

ARTICLE III

FURTHER AGREEMENTS

        3.1   Seller Noncompetition Agreement. At the Closing, each of the Sellers shall execute a Seller Noncompetition Agreement substantially in the form attached hereto as Exhibit 3.1.

        3.2   Shareholder Noncompetition Agreement. At the Closing, each of the Shareholders shall execute a Shareholder Noncompetition Agreement substantially in the form attached hereto as Exhibit 3.2.

         3.3   Employment Agreement. At the Closing, Shareholders shall each execute an Employment Agreement with Buyer substantially in the form attached hereto as Exhibit 3.3.

          3.4   Lease Agreements. At the Closing Buyer, as Tenant, and Shareholders, as Landlord(s), shall execute Lease Agreements (each, a "Lease Agreement" and collectively, "Lease Agreements") with respect to the 167 S. McKean, Kittanning, Pennsylvania property (the "Enterline Realty") and the 341 West Union Street, Somerset, Pennsylvania property (the "Somerset Realty") substantially in the forms attached hereto as Exhibit 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

           4.1  General Statement. The parties make the representations and warranties set forth in this Article IV. The survival of all such representations and warranties shall be in accordance with Section 9.1 hereof. All representations and warranties of the parties are made subject to the exceptions, if any, which are noted in the respective Exhibits and Schedules delivered by the parties to each other and accepted by the receiving party concurrently herewith or in accordance with Section 9.12.

           4.2  Representations and Warranties of the Buyer. Buyer makes the following representations and warranties to the Sellers, in each case with the intention that they may rely upon the same, and covenants that the same are true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Date, subject to changes therein occurring because of Buyer's conduct of its business in the ordinary course.

                  (a)   Organization and Qualification. Buyer is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware; has all requisite corporate power and authority to own and lease its properties and to carry on the business in which it is presently engaged; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified will not have, individually or in the aggregate with any other failure to be so qualified, a Buyer Material Adverse Effect.

                 (b)  Authority. Buyer has the requisite corporate power and authority to execute and deliver this agreement and the related agreements referred to herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been (or will have been by the Closing Date) duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this agreement or to consummate the transactions contemplated hereby (which Buyer shall cause to be obtained prior to Closing). This agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, and to general equitable principles.

                   (c)   No Conflict and Consents. The execution and delivery of this agreement by Buyer does not, and the performance of this agreement by Buyer will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Buyer; (ii) conflict with or violate any Laws applicable to Buyer or any of Buyer's Subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of Buyer's Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which Buyer or any of Buyer's Subsidiaries is a party or by which Buyer or any of Buyer's Subsidiaries or any of their respective properties is bound or affected, except for any such conflict or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a Buyer Material Adverse Effect.

                  (d)    Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of Buyer.

                  (e)   Sole Representations and Warranties. The representations and warranties contained in this Section 4.2 and in the Schedules and Exhibits attached hereto and in any closing certificate delivered in connection herewith, are the only representations and warranties made by Buyer in connection with the transactions contemplated by this agreement.

     4.3   Representations and Warranties of Sellers and Shareholders . Sellers and Shareholders, jointly and severally, each make the following representations and warranties to Parent and Buyer, in each case with the intention that they may rely upon the same, and covenant that the same are true and correct and shall be true and correct at the Closing Date, subject to changes therein occurring because of Sellers' conduct of Sellers' Business (as hereinafter defined) in the ordinary course:

                (a)  Organization and Qualification. McColly, Shetler and Enterline each are corporations duly incorporated, validly existing and in good standing under the laws of the state of their incorporation, have all requisite corporate power and authority to own and lease their properties and to carry on the business in which they are presently engaged (hereinafter the businesses of McColly, Shetler and Enterline are sometimes collectively referred to as the "Sellers' Business"), and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business conducted by them or the ownership or leasing of their properties makes such qualification necessary, except where the failure to be so qualified will not have, individually or in the aggregate with any other failure to be so qualified, a Seller Material Adverse Effect. The copies of the Articles of Incorporation and By-Laws, as amended to date, of each of the Sellers, which have been delivered by the Sellers to Buyer, are complete and correct. Sellers do not have any Subsidiaries.

                  (b)   Authority. Sellers each have the requisite corporate power and authority to execute and deliver this agreement and the related agreements referred to herein, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of each of the Sellers is necessary to authorize this agreement or to consummate the transactions contemplated hereby. This agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of them respectively, subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, and to general equitable principles.

                     Shareholders have the requisite power and authority to execute and deliver this agreement and the related agreements referred to herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by Shareholders and the consummation by Shareholders of the transactions contemplated hereby have been duly authorized by all necessary legal, probate, fiduciary or other action, and no other proceedings are necessary to authorize this agreement or to consummate the transactions contemplated hereby. This agreement has been duly executed and delivered by Shareholders and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of Shareholders.

                (c)  No Conflict and Consents. The execution and delivery of this agreement by Sellers and Shareholders does not, and the performance of this agreement by Sellers or Shareholders will not, (i) conflict with or violate the Articles of Incorporation, Bylaws, or other formation or governing documents of Sellers or Shareholders; (ii) conflict with or violate any Laws applicable to Sellers or Shareholders or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Sellers, or upon the McColly Realty or the Shetler Realty, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which any Seller is a party or by which Sellers or any of their respective properties is bound or affected, except for any such conflict or violations described in clause (ii) or breaches or defaults described in clause (iii) that would not have a Seller Material Adverse Effect.

                 (d)   Insurance. Each Seller has maintained and will continue to maintain until the Closing Date the property, casualty, liability, extended coverage and other insurance described in Exhibit 4.3(d) attached hereto, including insurance on each Seller's Assets, including, without limitation, tangible personal property and on the McColly Realty and the Shetler Realty against loss or damage by fire or other casualty, in amounts equal to or in excess of One Hundred Percent (100%) of the replacement value thereof, subject to current deductibles; all such insurance is in full force and effect on the date of this agreement, is carried in reputable companies authorized to do business in the states where such property is located and is in amounts and with coverages normally and customarily carried by similar businesses doing business in the areas where each Seller does business; and all such insurance can be assigned to Buyer at the Closing without any cost or expense to Buyer if Buyer so requests such an assignment.

                 (e)  Sellers have delivered to Buyer: (i) unaudited balance sheets of each Seller as at December 31 in each of the fiscal years 2001, 2002 and 2003 (including the accountant's compilation reports thereto) ("Balance Sheets") and the related income statements (collectively, "Sellers' Financial Statements"); and (ii) unaudited balance sheets of each Seller as at December 31 2004, (the "Interim Balance Sheets") and the related income statements (collectively, "Sellers' Interim Financial Statements"). Seller's Financial Statements and Interim Financial Statements are attached hereto as Exhibit 4.3(e). Sellers' Financial Statements and Interim Financial Statements are materially complete and correct, and, taken as a whole, fairly present the financial condition and results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. Except as disclosed herein or in Sellers' Interim Financial Statements, there have been no material changes (other than in the ordinary course of business) in Sellers' obligations and liabilities since the date of Sellers' most recent fiscal year end.

        Also attached at Exhibit 4.3(e) are true and correct copies of the Seller's Federal Tax Returns for the three (3) prior tax years. These returns and the information reported therein fairly and accurately present the results of operations, in all material respects, for the periods to which they apply. Except as disclosed elsewhere in this Agreement, there have been no material changes (other than in the ordinary course of business) in Seller's results of operations since the date of Seller's most recent fiscal year end as described in these returns.

                  (f)  Tax Matters. With respect to Taxes, each Seller hereby represents and warrants as follows:

                       (i)   Seller has filed, within the time and in the manner prescribed by law, including any extensions all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws and all such Returns are true, correct and complete in all material respects;

                       (ii)   Seller has, within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law) pay all Taxes that are due and payable by Seller;

                       (iii)  Seller has established (and until the Closing Date will establish) on its books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes not yet due and payable;

                       (iv)  There are no liens for Taxes upon the Assets, except liens for Taxes not yet due;

                       (v)   Except as set forth in Exhibit 4.3(f)(vii) , no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Returns of Seller;

                       (vi)  Seller has complied (and until the Closing Date will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                 (g)   Title to Assets, Absence of Liens and Encumbrances. Each Seller has good, marketable and insurable title to its Assets, (including the McColly Realty and the Shetler Realty, and except as set forth in Exhibit 4.3(g)(i), such title is free and clear of all Liens, claims and encumbrances and rights of other parties relating to Sellers' Assets or Business. The matters set forth on Exhibit 4.3(g)(i) attached hereto which affect each Seller's title to its Assets and title to the McColly Realty and/or the Shetler Realty (as the case may be) and agreed to be accepted by Buyer are herein sometimes referred to as the "Permitted Encumbrances." Exhibit 4.3(g)(i) sets forth an accurate and complete description of each Seller's real estate and interests therein, including leasehold interests, ("Selling Group Realty"). Each Seller owns or leases all assets and property required to operate its Business in the ordinary course and to the extent any thereof are leased, Exhibit 4.3(g)(ii) sets forth the terms of such lease and the other parties thereto, and none of such leases will be breached or violated by the transactions contemplated by this agreement and all of such leases can be assigned to Buyer at the Closing or will be replaced by the Lease Agreement referred to in Section 3.4 hereof. The Assets, the Selling Group Realty are in good condition and repair and will be in good condition and repair on the Closing Date, reasonable wear and tear excepted.

                  (h)   Litigation. Except as set forth on Exhibit 4.3(h), Sellers and Shareholders have not been notified of, and none of them is a party to, any actions, suits, proceedings or investigations (including any environmental, building or safety investigation) pertaining to them or their assets or businesses; nor do Sellers or the Shareholders have any knowledge of, nor reasonable grounds to have knowledge of, any claim or state of facts which may lead to, or constitute a threat of, any investigation, claim, proceeding, or litigation, relating to Sellers, or their respective assets or businesses, or the Shareholders. There are no orders, judgments or decrees of any court or governmental agency relating to any Sellers or the Shareholders which would prevent, impede or make illegal the consummation of the transactions contemplated herein or which would have a material adverse effect on any Seller or their respective assets or businesses.

                  (i)  Labor and Employment Controversies. Except as set forth in Exhibit 4.3(i), no Seller is party to any collective bargaining agreements, labor agreement, affirmative action program or other agreement or program affecting its employees or its Business. There are no controversies between Sellers and any of their employees, no unresolved labor practice proceedings or disputes or discrimination or other employment-related complaints, and no labor or employment arbitration proceedings pending or threatened relating to any Seller and there are no organizational efforts presently being made or to the best of each Seller's actual knowledge, after due inquiry, threatened, involving any of Sellers' employees involved in the Sellers' Business. Sellers have to the best of their knowledge and information complied with all Laws, orders and regulations relating to the employment of labor including, without limitation, ERISA and all laws governing wages, hours, collective bargaining, the payment of social security, unemployment, withholding and similar taxes, equal employment opportunity, employment discrimination, disability, family leave, workplace health and safety, workers' compensation, and immigration and naturalization (collectively, "Employment Obligations"), and are not subject to any pending or threatened governmental or private claims, proceedings, investigations, lawsuits or other actions alleging violation of or failure to comply with any Laws; nor is any Seller liable for any arrears of wages, or any taxes or penalties for failure to comply with any Laws or any judgments, orders, damage awards or other sanctions. Each Seller has enjoyed satisfactory employer-employee relationships with its employees, past and present. There is no claim under any Laws pending, or to the best of each Seller's actual knowledge, after due inquiry, threatened against Sellers, nor any strike, dispute, slowdown or stoppage pending or threatened against or involving Sellers.

                   (j)   Patents, Trademarks, Etc. No one has made or, to the best of the Sellers' knowledge after due inquiry, threatened to make any claims that any Seller has wrongfully used or appropriated or infringed upon, any patent, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how, trade secret or any license of same or registration thereof or other proprietary or trade rights of any third party. No director, officer, shareholder or employee of any Seller owns or has owned, directly or indirectly, in whole or in part, any patents, trademarks, trade names, servicemarks, brandmarks, brand names, copyrights, registrations or applications or licenses therefor or interests therein which any Seller has used or is using or the use of which is necessary for the Sellers' Business.

                    (k)   Books and Records. The financial books, records and working papers of each Seller are in all material respects complete and correct, have been maintained in accordance with sound business practices, and accurately reflect the basis for its financial condition and results of its operations as set forth in its financial statements set forth in Section 4.3(e) above.

                    (l)   Permits, Authorizations, Etc. Each Seller has all approvals, authorizations, consents, licenses, orders and other permits of any Governmental Entity, whether federal, state or local, required to permit the operation of Sellers' Business as heretofore and as presently conducted, and all of the same will survive the consummation of the transactions contemplated by this agreement. Seller has not received any notice of any license or permit which must be acquired in the future in order for Sellers' Business to be operated as heretofore and as presently conducted. Set forth in Exhibit 4.3(l) is a list of all licenses, permits and approvals required by Law for Sellers to conduct Sellers' Business as presently being conducted.

                    (m)  Compliance with Law. No Seller is in violation of any Law, nor has any Seller ever received any notice that they are in violation of any Law relating to Sellers' Business. No Seller has received any notice that any of the Selling Group Realty or the Assets are in violation of any state and local building, zoning, subdivision, land use, or other Laws. Sellers have never received any notice of any federal, state, municipal, public zoning or other restrictions that will prevent the utilization of any property owned or leased by Sellers for the purposes presently used, and there are no condemnation proceedings pending or, to the best of their knowledge, threatened against any such property. Sellers are not in violation of any Law, including any Environmental Law or ERISA, and the Selling Group Realty and Seller's Assets are free from the presence of Hazardous Materials and are to the best of Seller's Knowledge and information in full compliance with Environmental Law.

                    (n)  Employee Plans. Seller does not sponsor an "employee pension plan" or "employee welfare benefit plan" as defined in ERISA. Seller does sponsor a Simple IRA plan under section 408(p) of the Code to which Seller contributes on an annual basis up to 3% of participating Employees' earnings. Seller represents and warrants that it has made all contributions that are required under the plan, and that said contributions are current. Seller has provided all notices to employees required by the Code.

                    (p)  List of Properties, Contracts and Other Data.  Prior to the execution of this agreement, Sellers have delivered or will deliver to the Buyer a true and complete list (designated for purposes of this agreement as Exhibit 4.3(p)), setting forth the following:

                          (i)  all intellectual property, including, without limitation, patents, trademarks, trade names and copyrights, and all other proprietary information owned by Seller, and copies of all other material agreements to which Seller is a party which relate to any proprietary rights affecting its assets; and

                          (ii)  all contracts, agreements, mortgages, promissory notes, loan facilities, leases, understandings and commitments to which any Seller is a party, or to which any of their respective assets are subject, except those involving not more than Two Thousand Dollars ($2,000.00) on an annual basis.

True and complete copies of all documents referred to in such list have been or will be provided to Buyer and its counsel upon their request as part of Buyer's Due Diligence (as hereinafter defined). All such documents, rights, leases, obligations and commitments are valid and enforceable in accordance with their respective terms, except as such enforceability may be affected by bankruptcy, or similar laws affecting the rights of creditors generally and by general principles of equity, for the periods stated therein and there is not, under any of them any existing default or event of default or any event which with notice and/or lapse of time, or both, would constitute a default nor will the consummation of the transactions contemplated by this agreement cause a default or constitute an event of default under any of them.

                    (q)   Industry and Governmental Events. Sellers are not aware of any future events or loss of customers or suppliers, or future legislative proposals that may materially affect any Seller and/or its respective Business and financial affairs at any time prior to.Seller has not received any notice of any pending or contemplated condemnation or any change of zoning, subdivision land use, environmental or other Laws or other governmental action affecting Selling Group Realty.

                   (r)     No Defaults. There currently are no defaults or events of default by Sellers or acts or events which, with the passage of time or giving of notice, or both, could become defaults or events of defaults by Seller under any indebtedness, indenture, mortgage, deed of trust, security deed, security agreement or other instruments, contracts or agreements.

                   (s)     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of Sellers.

                   (t)     Sales In Advance Of Need . Seller represents and warrants that it has not engaged in Sales in Advance of Need other then those sales set forth in Exhibit 2.2 and which are Assumed Liabilities of the Seller under the terms of this agreement.

                   (u)   Accuracy and Omissions. None of the information and documents furnished or to be furnished or made available for inspection by Seller pursuant to the provisions of this agreement is or will be false or misleading, or contains or will contain any material misstatement of fact or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.

                   (v)    Inventories. All items included in the inventories and samples consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, except those items that have been written down to net realizable value in the Balance Sheet or Interim Balance Sheet or on the accounting records of the Seller as of the Closing Date. Inventory is valued at cost, based on the invoice price for each item of inventory. As of the Closing Date, the value of the Inventory shall be at least $180,000.The value of the inventory associated with open orders shall not be counted to determine the value of the inventory under this section 4.3(v).

ARTICLE V

COVENANTS AND AGREEMENTS

              5.1   Conduct of Seller's Business Pending Closing. For the period commencing from and after the date hereof until the Closing Date or the earlier termination of this agreement (hereinafter referred to as the "Interim Period"), Sellers and Shareholders covenant and agree as follows:

                    (a)   Full Access and Due Diligence. Buyer and its respective agents and representatives (including legal counsel and accountants) shall have full access during normal business hours and with the prior approval of Sellers, to inspect all properties, books, records, contracts and documents of the Sellers used in or associated with their respective Businesses and to all of their executive and key employees (including the opportunity to meet with and discuss its Business with such employees) and to otherwise conduct such due diligence (the "Due Diligence") regarding its examination of them, Sellers' Business and financial affairs as Buyer may deem reasonably necessary and appropriate. Furthermore, Buyer, its agents and representatives, shall have the opportunity to inspect, appraise and test any or all of the Sellers' equipment, properties and assets as it determines in its sole discretion, at any reasonable time, and from time to time, up to the Closing Date.

                    (b)   Business in the Ordinary Course. Except as specifically permitted or required herein, during the Interim Period the Sellers' Business shall be conducted in the ordinary course consistent with past practices and Sellers shall not enter into any contract or commitment or engage in any transaction that could reasonably be anticipated to (separately or in the aggregate) have a Seller Material Adverse Effect. If any Seller desires to engage in any transaction not in the ordinary course of business and such transaction involves consideration equal to or greater than Two Thousand Dollars ($2,000.00), it shall first obtain the prior written consent of Buyer before entering into such transaction (which consent shall not be unreasonably withheld).

                    (c)  Preservation of Business. Sellers will use commercially reasonable efforts to preserve intact their Business and Assets, including present operations, physical facilities and working conditions; maintain its rights and franchises; maintain and/or renew its licenses, permits, agreements, uses, and governmental approvals; retain the services of their officers and key employees; and maintain relationships with their customers, lessors, licensors, employees, and suppliers; and will use commercially reasonable efforts to keep in full force and effect liability insurance, workers' compensation insurance, letters of credit and bonds comparable in amount and scope of coverage to that currently maintained.

                   (d)  Confer with Buyer. Sellers will confer with Buyer at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the Sellers' Business.

                   (e)  Compliance with Laws. Sellers shall comply with all applicable Laws, including but not limited to Environmental Laws.

                   (f)  Employee Pension Benefit Plans. Prior to Closing Sellers shall commence all requisite action to (i) freeze, terminate or take such other legal and appropriate action with respect to its Plans as may be necessary to insure that Buyer has no liability of any kind thereunder after the Closing Date; and (ii) upon the written request of Buyer, withdraw from, or cease all contributions to its Simple IRA plan to which it may contribute for the benefit of some or all of its employees; all such action to be taken in accordance with the provisions of said plans and of applicable law (including, without limitation, the Code) and in a timely manner, and provided that any cost or liability arising from such withdrawal or cessation shall be the responsibility of the Seller.

                   (g)  No Termination of Key Employees. Sellers shall not, without the prior written consent of Buyer, terminate the employment of any of its officers or other key employees.

                   (h)  Audit and Restatement of Financial Statements. Sellers will assist and cooperate with KPMG Peat Marwick, LLP, the auditors of Buyer's parent corporation, Rock of Ages Corporation ("Parent") to allow them to expeditiously complete any audit of Sellers (the "KPMG Audit") Parent or Buyer deems appropriate.

                   (i)  No Sale, Merger or Competing Transaction or other Changes. During the Interim Period, Sellers and Shareholders will not do any of the following:

                        (i)  acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity or division thereof, or otherwise acquire or agree to acquire any assets of any other person or entity (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice).

                        (ii)  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any of Sellers' assets, or the Selling Group Realty, except for a right of way for the Tire Hill Sewer Project, and the proposed disposition of the strip of land currently part of the Shetler Realty or any other dispositions in the ordinary course of business and consistent with past practice not in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.

                         (iii)  initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers or directors of the Sellers to take any such action; and the Shareholders and Seller shall use reasonable best efforts to cause the officers, employees, agents and representatives of the Sellers (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Sellers) not to take any such action. The Sellers agree to notify Buyer immediately in writing of any offer, proposal or communication received by them or, to their knowledge by them or any Affiliate, employee, or consultant thereof, of any Competing Transaction.

                          (iv)  fail to renew any agreement favorable to Sellers which is material to the conduct of their respective Businesses; or compromise, forgive or discharge, other than for full consideration, any material obligation or amount owed to Sellers.

                           (v)  create, assume or permit the imposition of any Lien with respect to any assets of the Sellers other than Liens existing and disclosed in Exhibit 4.3(g) as of the date hereof, Liens securing indebtedness under credit facilities existing and disclosed in Exhibit 4.3(g) on the date hereof, and purchase money Liens or statutory Liens arising in the ordinary course of business.

                           (vi)  agree in writing or otherwise to do any of the foregoing.

              5.2   Real Property Covenants. During the Interim Period, Sellers and any entities which any Seller controls will refrain from violating or allowing any third party to violate any Laws with respect to Sellers or any Selling Group Realty.

              5.3   Access to and Information Concerning Selling Group Realty. Sellers during the Interim Period will allow Buyer and its agents access to the Selling Group Realty and Assets during regular business hours upon reasonable prior notice, for purposes of inspecting and testing the same or any part thereof as the Buyer shall reasonably request. Sellers will furnish to Buyer any and all information regarding Sellers and their respective Businesses that the Buyer shall reasonably request from time to time. Buyer agrees to indemnify and hold the Sellers harmless from all claims, suits, damages, and losses arising from its inspection or testing of said real property, which indemnity shall survive termination of this agreement.

               5.4   Environmental and Engineering Testing. Parent and Buyer may, prior to the Closing Date, perform whatever environmental and engineering tests, appraisals, searches or inspections of Selling Group Realty and other assets which they desire to perform (herein collectively the "Testing"). In addition to any testing which may be performed upon or prior to the execution of this agreement, they may hire a certified environmental engineering firm at their own cost and expense ("Environmental Engineer"), to perform a Level I environmental audit of Selling Group Realty and at their option a Level II environmental audit of Selling Group Realty. Such Environmental Engineer shall address and certify its environmental report to them and their financing institutions. If the report issued by the Environmental Engineer recommends or requires further testing and/or the removal or treatment of any Hazardous Material, or if any engineer hired by them determines an environmental problem exists on Selling Group Realty, or recommends further testing and/or the removal or treatment of any Hazardous Material on any portion of Selling Group Realty, such testing, removal, repair or treatment of Hazardous Material or the correction of the environmental problem shall be at the sole cost and expense of Seller (the "Environmental Work") and the Environmental Work shall be completed to the sole satisfaction of Parent and Buyer and their engineers and financing institutions as evidenced by a report from an engineer acceptable to them which indicates that the Hazardous Materials and Selling Group Realty has been brought into compliance with Environmental Laws, or the environmental problem has been corrected. If the Environmental Engineer determines that Environmental Work needs to be performed on any of the Selling Group realty, the Parent or Buyer shall notify Sellers in writing that the work needs to be performed. Within fifteen (15) days of receiving notice, Sellers at its election shall agree to perform the work or terminate this agreement.

       If Sellers agrees to perform the Environmental Work, it shall be done to the satisfaction of Parent and Buyer and their financing institutions. In the event, the work is not done to Buyers satisfaction, it shall notify Sellers in writing setting forth the nature of its dissatisfaction. Seller shall have thirty (30) days from receipt of such notice to correct the problem, If the problem is not corrected to the Buyer's satisfaction, Buyer shall at its election have the right to terminate this agreement.

       Sellers shall cause any Environmental Work on Selling Group Realty to be completed as expeditiously as possible, but in any event, the Environmental Work shall be completed within thirty (30) days of receipt of written notice from Parent or Buyer that they require the performance of Environmental Work.

        5.5  Covenants Relating to Taxes.

                 (a)  Liability for Taxes. Sellers and Shareholders shall be liable for all Taxes imposed upon them respectively, with the exception of retail sales, use, excise and similar taxes which the parties agree are to be treated as Assumed Liabilities pursuant to Section 2.2, and the taxes set forth in Section 2.6 (c) and 2.6 (d), hereof ,if any.

                 (b)  Transfer and Gains Taxes. Sellers and Shareholders shall be liable for and pay all sales, transfer, registration, gains and other such taxes and fees (including any penalties and interest) except as set forth in section 2.6 (c) and 2.6(d) herein incurred in connection with this agreement and the transactions contemplated hereby.

             5.6   Appropriate Action; Third Party Consents; Filings.

                    (a)  The parties shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this agreement as promptly as practicable; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, Sellers in connection with the authorization, execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement; and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this agreement required under the Securities Act, the Exchange Act, any other applicable federal securities Laws or Blue Sky Laws, and any other applicable Law; provided that the parties shall cooperate with each other in connection with all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The parties shall furnish to the other all information required for any application or other filings to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this agreement.

                    (b)   (i)  The parties shall give any notices to third parties, and use reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this agreement, (B) disclosed or required to be disclosed in the Exhibits hereto as necessary for Buyer to operate Sellers' Business after the Closing Date, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Closing Date.

                            (ii)  If a party to this agreement fails to obtain any third party consent described in subsection (b) (i) above, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Sellers and Buyer and their respective Businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

                    (c)   From the date of this agreement until the Closing Date, each party shall promptly notify the others in writing of any pending or, to the knowledge of the notifying party, threatened, action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this agreement or (ii) seeking to restrain or prohibit the consummation of the transactions provided for in or otherwise limiting the right of Buyer to own or operate all or any portion of the Business or Assets of the Sellers.

                    (d)   The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this agreement and the consummation of the transactions contemplated hereby.

            5.7    Seller's Employees. All employees of each Seller (both union and non-union) shall be employees of the Sellers up to and through the Closing Date. Each Seller shall be responsible for and shall pay all payroll, salaries, severance, wages, bonuses, commissions, expenses, accrued vacation pay, and any vacation entitlement carried over from years prior to 2005 ("Carryover Vacation"), workers' compensation benefits and other fringe benefits and obligations due and payable to its employees through the Closing Date. Prior to or at the Closing, each Seller will provide the Buyer with a list of all of their employees and their current compensation as of the last full payroll period prior to the Closing Date. Buyer will prior to or after the Closing Date meet with Sellers' employees and, at its option and upon such terms and conditions as Buyer may in its sole discretion determine, make offers of employment to such of them as Buyer shall determine.

            5.8   Update Disclosure; Breaches. From and after the date of this agreement until the Closing Date, each party shall promptly notify the other party hereto by written update of (a) the occurrence or non-occurrence of any event which would, or would be likely to, cause any condition to the obligations of any party to effect the Closing and the other transactions contemplated by this agreement, or cause any condition set forth herein, not to be satisfied; or (b) the failure of Sellers or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by that party pursuant to this agreement which would be likely to result in any condition to the obligations of any party to effect the Closing and the other transactions contemplated by this agreement, or cause any condition set forth herein, not to be satisfied. In addition, the Sellers shall notify Buyer in writing of (i) such additional information with respect to any matters or events discovered subsequent to the date hereof and prior to the Closing Date which, if existing and known on the date hereof, would have rendered any representation or warranty made by them, or any information contained in any Exhibit hereto, then inaccurate or incomplete; and (ii) any development after the date hereof and prior to the Closing Date causing a breach of any representation or warranty in Article IV above. No update or additional information provided pursuant to this Section 5.8 shall affect any claim or right of any party hereto with respect to a breach of any provision of this agreement.

          5.9   Confidential Information. In performing their respective obligations under this agreement, each of the parties may have access to and receive disclosure of certain confidential information about the other parties (including the Parent and its Subsidiaries), including, but not limited to, financial information, operating procedures, marketing plan objectives, books, contracts, equipment and records which are confidential, proprietary, allow the disclosing party a competitive advantage, or are otherwise the exclusive property of the disclosing party (hereinafter, "Confidential Information"). Confidential Information shall not include information in the public domain. The parties agree that Confidential Information shall be used by each party receiving such Confidential Information solely in the performance of its obligations under or pursuant to this agreement. It is acknowledged that such Confidential Information shall constitute "trade secrets" under applicable Law. The party receiving the Confidential Information shall safeguard such Confidential Information by using a reasonable degree of care, but not less than the degree of care used by the recipient in safeguarding the recipient's own similar Confidential Information. The parties also acknowledge that the restrictions set forth in this agreement constitute efforts reasonable under the circumstances to maintain the secrecy thereof. Subsequent to the Closing or earlier termination of this agreement, the Sellers shall not disclose any Confidential Information of the Sellers or of Parent, Buyer or their respective Subsidiaries to any third party, except as may be agreed upon in writing by Buyer or as may be required by law. The provisions and undertakings of this Section 5.9 shall survive the Closing or other termination of this agreement.

ARTICLE VI

CONDITIONS TO COMPLETION OF CLOSING AND CLOSING

         6.1   Conditions to the Obligations of Sellers and Shareholders.  The obligations of Sellers and Shareholders under this agreement to consummate the transaction provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent Sellers and Shareholders may, in their absolute discretion, waive any one or more thereof, in whole or in part:

                 (a)  The representations and warranties by Buyer to Sellers and Shareholders in this agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; Buyer shall have performed in all material respects all its obligations, covenants and agreements set forth herein; and Sellers shall have received a certificate of an executive officer of Buyer to such effect (the "Buyer's Closing Certificate").

                 (b)  This agreement and the transactions contemplated hereby do not conflict with, breach, or constitute a default under, the organizational documents, i.e., the certificate or article of incorporation, bylaws or other such documents, of Buyer or its Shareholders or any corporate restriction, contracts, agreements or Laws applicable to Buyer or its Shareholders; and no consents or approvals of any governmental entity or other third party are required for the valid execution, delivery or performance of this agreement or the transactions contemplated by this agreement; and to counsel's best knowledge, there is no pending or threatened litigation against the Buyer or its Shareholders which would have a material adverse effect on this agreement or the transactions contemplated by this agreement.

                  (c)  The agreements listed in Article III shall have been executed and delivered by the parties thereto.

           6.2  Conditions to the Buyer's Obligations. The obligations of Buyer under this agreement to consummate the transactions provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent that Buyer may, in its absolute discretion, waive any one or more hereof, in whole or in part:

                  (a)  The representations and warranties by each Seller and each Shareholder shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; Sellers and Shareholders shall have performed, in all material respects, all their obligations, covenants and agreements set forth herein; Sellers and Shareholders have not breached any of their covenants or agreements set forth herein; and Buyer shall have received a certificate from an executive officer of each Seller to such effect (the "Sellers' Closing Certificate").

                   (b)  The agreements listed in Article III shall have been executed and delivered by the parties thereto.

                   (c)  All Testing conducted by Buyer shall be satisfactory to it and its financing institutions, in their sole discretion, and the Testing shall not have resulted in any report which indicates the presence of Hazardous Materials requiring any remedial action under Law.

                   (d)  Each Seller shall have delivered to Buyer a Certificate of its Secretary (a "Seller"s Secretary"s Certificate") having attached thereto true, correct and complete copies of its Articles or Certificate of Incorporation and Bylaws, as amended to date, an incumbency certificate for its officers and directors, and copies of the minutes of the meetings of its shareholders and directors authorizing and approving this agreement and the transactions contemplated by this agreement, certified by its Secretary as true, correct, complete and in effect on the Closing Date.

                    (e)  Buyer shall have completed all the Due Diligence it desires to conduct and is satisfied, in its sole discretion, with the results thereof.

                    (f)  All Schedules and Exhibits to be attached to this agreement were attached to this agreement upon its execution or have been attached pursuant to Section 9.12.

                    (g)  No Seller Material Adverse Effect shall have occurred or arisen from the date of the Sellers' Interim Financial Statements through the completion of the Closing.

                    (h)  Buyer shall be satisfied with the mechanism set forth in this agreement for the treatment of customer deposits received by Sellers on any Advance of Need Sales or received from customers for memorials, products or services ordered, but not yet received or set by Sellers..

                     (i)  Sellers and Shareholders shall have obtained any consents and approvals of third parties necessary to the consummation of the transactions contemplated by this agreement.

                     (j)  No Buyer Material Adverse Effect shall have occurred or arisen since the date of this agreement.

                     (k) All other certificates, opinions, instruments and documents required by law to effect the transactions contemplated by this agreement have been received in form and substance satisfactory to Buyer.

                     (l)  Buyer shall be satisfied that Sellers shall have taken the necessary steps in accordance with Law and the Code to terminate any Retirement Plans presently in effect prior to the Closing Date, on terms consented to and approved by Buyer and have paid any vacation time carried over from prior years. Buyer also shall have satisfied any obligations to its employees relating to Carryover Vacation.

                     (m)  Sellers shall have carried on its Business in the ordinary and customary course since December 31, 2004, and that its financial condition at the Closing will be substantially identical to those which it experienced for comparable periods in its last two (2) fiscal years.

                     (n)  Prior to the Closing Date, Parent and Buyer shall have received the consent of The CIT Group/Business Credit, Inc. to this agreement and the transactions contemplated herein and thereby.

        6.3  Conditions to Each Party's Obligations. The respective obligations of each party to effect the transaction contemplated by this agreement shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing Date except to the extent that they, in their absolute discretion, waive any one or more thereof, in whole or in part, as set forth in Section 10.15:

                 (a) There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been threatened by a Governmental Entity, with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body, (a) imposing or seeking to impose limitations on the ability of Parent or Buyer to acquire or hold or to exercise full rights of ownership of any assets or securities of Sellers; (b) imposing or seeking to impose limitations on the ability of Parent or Buyer to combine and operate the Business and assets of Sellers with any of Parent, Buyer or their Subsidiaries or other operations; (c) imposing or seeking to impose other sanctions, damages or liabilities arising out of the transaction contemplated by this agreement on Parent, Buyer or Sellers or any of their Affiliates; (d) requiring or seeking to require divestiture by Buyer of all or any material portion of the Business, assets or property of Sellers; or (e) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the transaction contemplated by this agreement, which, in the case of claims (a) through (d) above, would or is reasonably likely to result in a Seller Material Adverse Effect at or prior to the Closing Date or a Buyer Material Adverse Effect at, prior to or after the Closing Date or which, with respect to clauses (a) through (e) above, would or is reasonably likely to subject them or any of their respective affiliates to substantial penalties or criminal liability; provided, however that prior to invoking this condition the party seeking in invoke it shall have used its commercially reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated.

                  (b)   All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Buyer, Sellers and Shareholders prior to consummation of the transaction contemplated in this agreement shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Seller Material Adverse Effect prior to or after the Closing Date or a Buyer Material Adverse Effect after the Closing Date or be reasonably likely to subject Sellers, Parent or Buyer or any of their respective affiliates, officers or directors to substantial penalties or criminal liability.

                   (d)  No statute or regulation has been enacted which would prevent consummation of transaction contemplated by this agreement.

         6.4   The Closing.

                 (a)  Documents and Instruments to be Delivered by Seller and Shareholders. Each Seller agrees to deliver the following documents and instruments, duly executed, to the Buyer at the Closing:

                       (i)  A Seller's Closing Certificate;

                       (ii)  A Seller's Secretary's Certificate and certificate evidencing the authority of the Shareholders to consummate the transactions contemplated hereby;

                       (iii) A Certificate of Existence or Good Standing for each Seller from the Secretary of State of its state of incorporation, dated within twenty (20) days prior to the Closing Date;

                       (iv) The agreements listed in Article III hereof which are required to be executed by Sellers and other individuals, as specified therein;

                        (v)  Bills of sale, assignment and assumption with full warranties of title for the assignment, transfer and conveyance of the Assets and Assumed Liabilities of Sellers;

                        (vii) Certificates of title and assignments thereof for Sellers' motor vehicles which are required under state law to have certificates of title and which are being purchased hereunder;

                        (viii) Assignment from Sellers of any and all warranties, maintenance agreements and insurance policies covering the Assets;

                        (ix)  Assignments of Sellers' right, title and interest in all leases of personal property and any Selling Group Realty leased by Seller which will not be replaced by the Lease Agreement referred to in Section 3.4 hereof, if and as required by Buyer, accompanied by any required consents to such assignments by the lessors under such Leases;

                        (x) An Environmental Certificate specified herein; and

                        (xi) Such other documents as Buyer or its counsel may reasonably request for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession all of the Assets, and required for Sellers to consummate the transactions contemplated by this agreement, including the dissolution or change in the corporate names of Seller, if and as required by Buyer, within thirty (30) days following the Closing Date.

                (b)    Documents and Instruments to be Delivered by Buyer.  The Buyer agrees to deliver the following documents and instruments, duly executed, to the Sellers at the Closing:

                        (i)  Its Officer's Certificate;

                        (ii)  Its Secretary's Certificate;

                        (iii) The agreements listed in Article III hereof which are required to be executed by Buyer;

                        (iv) The Purchase Price due as required by Article II hereof; and

                        (v)  Such other documents as the Sellers, or their counsel may reasonably request and required for Buyer to consummate the transactions contemplated by this agreement.

             (c)    Prorations. Utilities charges, real estate taxes, and other normal proratable items will be prorated among the parties at the Closing, with the exception of those items which the parties agree are to be treated as Assumed Liabilities pursuant to Section 2.2(a) hereof, if any.

ARTICLE VII

TERMINATION

      7.1  Termination of Agreement.  This agreement and the transactions contemplated herein may be terminated at any time as follows:

            (a)  By mutual written consent of Buyer and each of the Sellers and Shareholders.

            (b)  By Sellers and Shareholders, pursuant to written notice, if the Buyer has failed in any material respect to perform its covenants or agreements as set forth in Article V, or if any of Buyer's representations and warranties as set forth in Section 4.2 have been breached by it or have become untrue.

            (c)  By Buyer, pursuant to written notice, if any Seller or the Shareholders have failed in any material respect to perform its covenants or agreements as set forth in Article V, or if any of their representations and warranties as set forth in Section 4.3 have been breached by any of them or have become untrue.

           (d)  By any party pursuant to written notice, if (i) any Governmental Entity, the consent of which is a condition to the obligations of the parties to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transaction provided for in this agreement and such order, judgment or decree shall have become final and nonappealable.

      7.2   Consequences of Termination. In the event of termination of this agreement, it shall forthwith become void and there shall be no liability on the part of the parties (except as set forth below in this Section 7.2) and each party hereto shall return to the others all documents and materials obtained from it or them in connection with the transactions contemplated by this agreement. In the event of termination under Section 7.1(a), the parties shall be deemed to have released each other from any liability arising from the termination of this agreement. In the event of termination under Section 7.1(b), (c) or (d), the parties shall retain all rights and remedies, if any, pertaining to any claim for breach of this agreement. Notwithstanding anything herein to the contrary, the parties agree that if this agreement is terminated, the obligations of the parties pursuant to any Letter of Intent or other agreement or understanding executed or entered into by them shall survive pursuant to its terms.

ARTICLE VIII

INDEMNIFICATION AND RISK OF LOSS

         8.1  Sellers' and Shareholders' General Indemnification Covenants. Sellers and Shareholders each shall, jointly and severally, indemnify, save and keep Buyer and its Parent, Subsidiaries, Affiliates, successors and permitted assigns (the "Buyer Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Buyer Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment or breach of any agreement or covenant made on the part of any Seller or the Shareholders, contained in this agreement or any Exhibit or Schedule hereto or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Sellers or Shareholders as required by this agreement.

         8.2  Sellers' and Shareholders' Special Indemnification Covenants.

                (a)  Sellers and Shareholders each shall, jointly and severally, indemnify, save and keep the Buyer Indemnitees, harmless against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Special Damages"), sustained or incurred by any of the Buyer Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment or breach of any agreement or covenant made on the part of any Seller or the Shareholders, whether contained in this agreement or any Exhibit or Schedule hereto or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by any Seller or the Shareholders in connection herewith and related in any way to: (i) ERISA or Sellers' Plans; (iii) Taxes or Returns; (iv) Employment Obligations arising out of events or circumstances occurring prior to the Closing; or (v) any Non-Assumed Liabilities; and Sellers and Shareholders hereby, each jointly and severally, agree to pay, indemnify, defend and hold the Buyer Indemnitees harmless from and against any and all Taxes of any Seller or the Shareholders with respect to any period (or any portion thereof) and for any Taxes owed by them because of the consummation of the transactions contemplated by this agreement, including disbursements and expenses incurred by the Buyer Indemnitees in connection therewith.

               (b)  The indemnity provided for in this Section 8.2 shall be independent of any other indemnity provision hereof and, anything in this agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the matters referred to herein, and any matters subject to the indemnification set forth in this Section 8.2 shall not be subject to the provisions of Sections 8.1 or 8.3(a) or (b).

        8.3.  Limitations on Indemnification. The obligations of Sellers and Shareholders pursuant to Sections 8.1 are subject to the following limitations:

                (a)  In no event shall the joint and several obligation of Sellers and Shareholders to indemnify the Buyer Indemnitees pursuant to Section 8.1 exceed the Purchase Price in the aggregate.

               (b)  Sellers and Shareholders shall not have any indemnification obligation with respect to the first Seven Thousand Dollars ($7,000.00) of total liabilities incurred under Sections 8.1, unless the total aggregate liabilities of Sellers under Sections 8.1 equal or exceed such amount, in which case the indemnification obligations of Sellers and Shareholders will include all liabilities in excess of One Dollar ($1.00) incurred under Sections 8.1 (subject only, in the case of liabilities incurred under Section 8.1, to the maximum aggregate amount set forth in Section 8.2(a) above).

        8.4   Conditions of Indemnification Pursuant to Section 8.1 and 8.2.

                (a)  Promptly following the occurrence of an event giving rise to Damages or upon the receipt by a Buyer Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a Governmental Entity (a "Third Party Claim") which is subject to indemnification pursuant to Sections 8.1 the Buyer Indemnitee receiving the notice of the Third Party Claim (i) shall notify Sellers and Shareholders of its existence, setting forth the facts and circumstances of which such Buyer Indemnitee has received notice, and (ii) if the Buyer Indemnitee giving such notice is a person entitled to indemnification under this Article VIII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

                (b)  The Indemnified Party shall, upon reasonable notice by Sellers and Shareholders, tender the defense of a Third Party Claim to Seller and the Shareholders. If Sellers and Shareholders accept responsibility for the defense of a Third Party Claim, then they shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, any before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that at least ten (10) days prior to any such settlement, they shall give written notice of their intentions to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Sellers and Shareholders.

                (c)  If, in accordance with the  provisions of this Section 8.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Sellers and Shareholders shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, any before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Sellers and Shareholders. If, pursuant to this Section 8.4, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Sellers and Shareholders for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Sellers and Shareholders of itemized bills for said attorneys' fees and other expenses. No failure by Sellers and Shareholders to acknowledge in writing their indemnification obligations under this Article VIII shall relieve them of such obligations to the extent they exist.

           8.5  Certain Tax and Other Matters.

                       (a)  If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes for which Sellers and Shareholders are required to indemnify a Buyer Indemnitee, Buyer shall notify Sellers and Shareholders of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Buyer within twenty (20) days after receipt of the notice of such proposed adjustment from Buyer, Sellers and Shareholders may assume (at their own cost and expense) control of and contest such proposed adjustment.

                       (b)  Alternatively, if Sellers and Shareholders request within twenty (20) days after receipt of notice of such proposed adjustment from an Buyer Indemnitee, Buyer, or the Buyer Indemnitee involved, at Buyer's option, as the case may be, shall contest such proposed adjustment. Sellers and Shareholders shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Buyer may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Buyer shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this agreement. Sellers and Shareholders shall pay to Buyer all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to them therefor, or, if they have assumed control of the contest of such proposed adjustment as provided above (or have requested Buyer to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

              8.6   Certain Information. The parties agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to the Sellers and assistance relating to the Sellers as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Sellers being liable under the indemnification provisions of this Article VIII, provided that access shall be limited to items pertaining solely to any Seller. Sellers shall grant to Buyer access to all Returns filed with respect to any Seller, current or past.

               8.7   Risk of Loss. The risk of loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by the Sellers at all times prior to the Closing. Sellers shall notify Buyer within ten (10) days of any such loss exceeding Seven Thousand Dollars ($7,000.00). In the event  the cumulative amount of any uninsured, uncompensated or unreimbursed loss, damage or impairment, confiscation or condemnation exceeds Fifty Thousand Dollars ($50,000.00)(the "Material Amount"), the Buyer may elect to terminate this agreement and to treat this agreement as terminated under Section 7.1(a) hereof; or elect to close and deduct the amount of the uninsured loss from the Purchase Price due the Sellers by reducing the Assumed Liabilities by a corresponding amount.

ARTICLE IX

MISCELLANEOUS PROVISIONS AND DEFINITIONS

                 9.1  Survival of Representations, Warranties, Covenants and Agreements; Indemnification.

                        (a)   Notwithstanding any right of any party hereto to fully investigate the affairs of any other party hereto, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party hereto has the right to rely fully upon the representations and warranties of any other party hereto as set forth herein or in any Schedule or Exhibit or any closing certificate furnished or to be furnished by any such other party pursuant hereto and in connection with consummating the transactions contemplated hereby.

                        (b)  All representations, warranties, covenants and agreements of the parties contained herein and in the Schedules and the Exhibits hereto and in any closing certificates delivered pursuant hereto shall survive the execution and delivery of this agreement and the Closing; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth herein and shall survive the execution and delivery hereof and the Closing until the close of business on the Five Hundred Fiftieth (550th) day after the Closing Date. Nothing in this agreement shall be deemed to limit any right or remedy of any party at law or in equity or for criminal activity or fraud.

                        (c)  All covenants, agreements and indemnities of the parties which by their terms require performance after the Closing Date shall survive the Closing Date until the performance or obligation imposed by them has been performed or discharged.

                 9.2  Public Announcement. The parties shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this agreement, and none of them shall issue any such press release or make any such public statement without the prior written approval of the Buyer unless such disclosure is made by Buyer and is required by Law.

                 9.3  Good Faith. Each party hereto shall act in good faith in an attempt to cause all the conditions precedent to its obligations under this agreement to be satisfied. Each party hereto will act in good faith and take all reasonable actions within its capability necessary to render accurate as of the Closing Date its representations and warranties required to be true as of such time and set forth in this agreement.

                 9.4  Payment of Expenses. Whether or not the transactions provided for herein shall be consummated, each party hereto shall pay his or its own Expenses incident to preparing for, entering into and carrying out this agreement and the transactions contemplated hereby, and Seller and/or Shareholders shall pay all Expenses of transferring the Assets except as provided for herein from Seller to Buyer.

                9.5  Article and Section Headings. Article and Section headings are employed in this agreement for reference purposes only and shall not affect the interpretation or meaning of this agreement.

                9.6  Assignment, Successors and Assigns. No party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all other parties hereto, given or withheld in their sole discretion. This agreement shall be binding upon and inure to the benefit of each party hereto and their respective heirs, personal representatives, successors and permitted assigns.

                9.7 Notices. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three (3) days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

 If to Sellers and Shareholders:

Joseph V. Huber, Esq.
Barbara M. Huber
3645 Route 982
Latrobe, PA 15650

If to Buyer or Parent:
Kurt M. Swenson, President
and Chief Executive Officer
Rock of Ages Corporation
369 North State Street
Concord, NH 03301
Telephone:(603) 225-8397
Telecopy:(603) 225-4801

with a copy to:
Michael Tule, Vice President - General Counsel
Rock of Ages Corporation
369 North State Street
Concord, NH 03301
Telephone:(603)225-8397
Telecopy:(603)225-4801

           9.8   Complete Agreement. This agreement nor any provision hereof may be changed, waived, modified, discharged, amended or terminated orally, but only by an instrument in writing signed by all parties hereto. No action taken by any party after the date hereof, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance by any other party with any representations, warranties, covenants or agreements contained in this agreement. This agreement, together with the Exhibits and Schedules attached hereto or incorporated herein pursuant to Section 9.12 hereof, constitutes the only agreement among the parties hereto concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto.

           9.9   Governing Law. This agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles, and any actions brought pertaining to the same shall lie only in the Vermont Superior Court, in the United States District Court for the District of Vermont, or in any other court of competent jurisdiction in Vermont, all of which are the exclusive forums for any actions or claims by the parties to this agreement; and each party hereto consents to the jurisdiction of, and venue in, said courts in any action brought by another party hereto, and agrees that no claims or actions relating to any matter hereunder will be brought by them in any other courts of said States, of the United States, or of any other state or country.

           9.10  Tax Consequences. Each party represents and warrants that it has made an independent evaluation of the tax consequences to such party of this agreement and the transaction contemplated thereby. No party shall have any recourse against any other party to this agreement nor shall this agreement be affected in any way if the consummation of this agreement and the transactions contemplated thereby do not have the tax consequences anticipated by such party; provided that the foregoing shall not limit a party's liability for breach of any representation, warranty, covenant or agreement set forth herein.

            9.11   Counterparts. This agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures were on the same instrument. This agreement shall be effective and binding upon all parties hereto as of the time when all parties have executed a counterpart of this agreement.

            9.12  Exhibits. Each Exhibit (herein an "Exhibit") or Schedule (herein a "Schedule") delivered pursuant to the terms of this agreement shall be in writing and shall constitute a part of this agreement. The parties may agree, with respect to any Schedule or Exhibit required to be attached hereto that such Schedule or Exhibit, if mutually satisfactory, may be attached hereto after the date of execution hereof and prior to the Closing and, after mutual approval thereof, such subsequently attached Schedule or Exhibit shall be treated as if it were attached hereto as of the date of execution hereof. All Exhibits and Schedules attached hereto are specifically incorporated herein by reference and made a part hereof. The words "agreement," "herein" and "hereof" as used herein shall in all respects include the entirety of this agreement together with all Exhibits and Schedules attached hereto and all documents required or permitted to be delivered hereunder.

           9.13  Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this agreement.

           9.14  Parties in Interest. Subject to the provisions of Section 9.6 above, this agreement shall be binding upon and inure solely to the benefit of each party and to the party's permitted successors, assigns, heirs and personal representatives; and nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement.

           9.15  Severability. If any term or other provision of this agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

           9.16  Waiver. At any time prior to the Closing Date, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties to be performed for the benefit of the waiving party, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this agreement or in any document delivered pursuant to this agreement for the benefit of the waiving party or (c) waive compliance by the other parties with any of the agreements or conditions compliance with which is for the benefit of the waiving party contained in this agreement (to the extent permitted by law). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The waiver by any party hereto of any inaccuracy in the representation and warranty or of compliance with the covenant, agreement or condition for its benefit shall not be deemed a waiver of any other inaccuracy or of compliance with any other provision hereof.

             9.17  Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

             9.18  Discontinuance of Use of Names. Immediately after closing, the Sellers shall each discontinue the use of their respective corporate names and shall file amendments to their respective Articles of Incorporation or other governing documents to formally change their corporate names so that the names no longer contain the words "McColly", "Shetler" or "Enterline."

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     IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the date first set forth above.

BUYER:

ROCK OF AGES MEMORIALS, INC.

By:

Witness	Michael B. Tule, Vice President/General Counsel

SELLERS:

MCCOLLY MEMORIALS, INC.

By:

Witness
SHETLER MEMORIALS, INC.

By:

Witness
ENTERLINE MONUMENTS, INC.

By:

Witness
SHAREHOLDERS:

Witness	Barbara M. Huber

Witness	Joseph V. Huber